Exhibit 10.1
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

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IN RE: INFOUSA, INC.	)	CONSOLIDATED
SHAREHOLDERS LITIGATION	)	C.A. No. 1956-CC
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STIPULATION OF SETTLEMENT
          This is a Stipulation of Settlement (“Stipulation”) made and entered into by: (1) nominal defendant infoGROUP Inc., formerly known as infoUSA Inc. (“infoGROUP” or the “Company”); (2) the Special Litigation Committee (the “SLC”) of the Board of Directors (the “Board”) of the Company; (3) plaintiffs Cardinal Value Equity Partners, LP (“Cardinal”), Dolphin Limited Partnership I, LP and Dolphin Financial Partners, LLC (collectively “Dolphin”), and Robert Bartow; and (4) defendants Vinod Gupta, George F. Haddix, Vasant H. Raval, Bill L. Fairfield, Anshoo S. Gupta (deceased), Elliot S. Kaplan, Martin F. Kahn, Bernard W. Reznicek, Dennis P. Walker, Harold W. Andersen, and Charles W. Stryker. This Stipulation is intended to fully, finally, and forever resolve, discharge, and settle the Consolidated Derivative Action (as hereinafter defined) and any and all Released Claims (as hereinafter defined) against the Released Persons (as hereinafter defined) upon and subject to the terms and conditions herein.
RECITALS
          WHEREAS, on September 2, 2005, Cardinal made a demand upon the Company pursuant to section 220 of the Delaware General Corporation Law to inspect the Company’s books and records;

          WHEREAS, on September 19, 2005, Dolphin made a demand upon the Company pursuant to section 220 of the Delaware General Corporation Law to inspect the Company’s books and records;
          WHEREAS, on February 22, 2006, Cardinal filed a shareholder derivative complaint in an action styled, Cardinal Value Equity Partners, LP v. Gupta, et al., C.A. No. 1956-N (the “Cardinal Action”), in the Court of Chancery of the State of Delaware (the “Court”);
          WHEREAS, on May 1, 2006, Cardinal filed an amended derivative complaint in the Cardinal Action;
          WHEREAS, on October 17, 2006, the amended derivative complaint filed in the Cardinal Action was dismissed without prejudice for failure to show that demand upon the Board was excused;
          WHEREAS, on October 19, 2006, Dolphin and Robert Bartow filed a shareholder derivative complaint in an action styled, Dolphin Ltd. Partnership I, LP v. Gupta, et al., C.A. No. 2486-N (the “Dolphin Action”), in the Court of Chancery of the State of Delaware;
          WHEREAS, on December 15, 2006, Cardinal filed its second amended derivative complaint in the Cardinal Action;
          WHEREAS, on January 22, 2007, the Cardinal Action and the Dolphin Action were consolidated under the caption In Re: INFOUSA, Inc. Shareholders Litigation, C.A. No. 1956-CC (the “Consolidated Derivative Action”);
          WHEREAS, on February 5, 2007, Cardinal, Dolphin, and Robert Bartow filed a consolidated derivative complaint in the Consolidated Derivative Action;

          WHEREAS, on June 12, 2007, Cardinal, Dolphin, and Robert Bartow filed an amended consolidated derivative complaint (the “Amended Consolidated Complaint”) in the Consolidated Derivative Action;
          WHEREAS, Counsel for the Named Shareholder Plaintiffs (as hereinafter defined) in the Consolidated Derivative Action are Taylor & McNew LLP (on behalf of Cardinal) and Prickett, Jones & Elliot, P.A. and Schiffrin Barroway Topaz & Kessler, LLP (on behalf of Dolphin and Robert Bartow);
          WHEREAS, the defendants in the Consolidated Derivative Action are: Vinod Gupta, George F. Haddix, Vasant H. Raval, Bill L. Fairfield, Anshoo S. Gupta (deceased), Elliot S. Kaplan, Martin F. Kahn, Bernard W. Reznicek, Dennis P. Walker, Harold W. Andersen, and Charles W. Stryker;
          WHEREAS, Vinod Gupta founded infoGROUP in 1972, has served as a director of the Company from February 1972 — Present, and has led the Company in becoming a leading provider of proprietary business and consumer databases, sales leads, direct marketing, email marketing, and global information solutions with $688.77 million in sales last year;
          WHEREAS, the Director Defendants (as hereinafter defined) are current or former members of the Board, who served as follows:
Elliot S. Kaplan: Director, May 1988 — Present; Compensation Committee, 1996 — 2003; Finance Committee, 2003 — 2007.
Harold W. Anderson: Director, September 1993 — July 2005; Audit Committee, 1999 — 2005; Compensation Committee, 2001 — 2005; Nominating and Corporate Governance Committee, 2003 — 2005.
George F. Haddix: Director, March 1995 — Present; Audit Committee, 1999 — 2003; Compensation Committee, 1997 — Present; Nominating and Corporate Governance Committee, 2003 — Present.

Vasant H. Raval: Director, October 2002 — Present; Audit Committee, 2003 — Present; Finance Committee, 2003 — 2007; Special Committee, 2005.
Dennis P. Walker: Director, February 2003 — January 2008; Compensation Committee, 2003 — 2007; Nominating and Corporate Governance Committee, 2003 — 2007.
Martin F. Kahn: Director, October 2004 — February 2007; Finance Committee, 2005 — 2007; Nominating and Corporate Governance Committee, 2005 — 2007; Special Committee, 2005.
Anshoo S. Gupta (deceased): Director, April 2005 — December 2007; Audit Committee, 2005 — 2007; Compensation Committee, 2007; Special Committee, 2005.
Charles W. Stryker: Director, April 2005 — January 2006; Audit Committee, 2005 — 2006; Special Committee, 2005.
Bill L. Fairfield: Director, November 2005 — Present; Audit Committee, 2005 -Present; Compensation Committee, 2005 — 2007; Nominating and Corporate Governance Committee, 2006 — Present; Special Litigation Committee, 2007 — Present.
Bernard W. Reznicek: Director, March 2006 — Present; Audit Committee, 2006 - Present; Compensation Committee, 2007 — Present; Nominating and Corporate Governance Committee, 2006 — 2007; Special Litigation Committee, 2007 — Present;
          WHEREAS, the Amended Consolidated Complaint alleges, in substance, the following with respect to the issues set forth below:
          Private Aircraft:
From 2001 to 2005, Vinod Gupta, his family and friends, as well as certain Company directors, former President Clinton and his family, and other prominent individuals made improper, personal use of the Company’s private jets, and Vinod Gupta did not reimburse the Company for costs incurred in connection with such use. In addition, for a period of time, all payments for private jet use were made through Annapurna Corporation (“Annapurna”), a company wholly owned by Vinod Gupta, allowing Vinod Gupta to profit from these transactions. Further, in 2004 and 2005, in order to avoid reporting the Company’s extensive related-party transactions with Annapurna, the Company purchased the interests held by Annapurna in the private jets.

          Yacht:
From 2001 to June 2005, the Company’s corporate yacht, leased from Annapurna, was used for non-business purposes, and the Company made substantial yacht-related expenditures without Board approval. In June 2005, the Company acquired the yacht to avoid reporting payments for it as related-party transactions. The existence of the yacht and the Company’s payments for it were not publicly disclosed until August 2005.
          Residences:
The Company paid for the use of several of Vinod Gupta’s personal residences. These payments were self-dealing transactions between Vinod Gupta and the Company that were neither approved by the Board nor fully disclosed in the Company’s public filings.
          Automobiles:
The Company made payments in 2003 and 2004 to lease automobiles from Aspen Leasing Services LLC (“Aspen Leasing”), a company wholly owned by Vinod Gupta, for Vinod Gupta’s personal use. In 2005, the Company subsequently purchased four vehicles that had been leased by Aspen Leasing to the Company to eliminate the disclosure of them as related-party transactions. These arrangements were not approved by the Board or disclosed in the Company’s public filings.
          Insurance:
In 2003 and 2004, the Company paid premiums on Vinod Gupta’s personal life insurance policy.
          Skybox:
In 2003, the Audit Committee allowed the Company to purchase from Annapurna a skybox at the University of Nebraska’s football stadium. Before the purchase, the Company leased the skybox from Annapurna. Both before and after the purchase, the skybox was used for the non-business purpose of entertaining Vinod Gupta and his friends. The purchase price was not discounted to present value and it did not account for the diminution of value for the years during which the Company paid Vinod Gupta.

          Everest Building Mortgage:
In 2001, the Audit Committee approved, after-the-fact, the Company’s assumption of the mortgage on the Everest Building, an office building adjacent to the Company’s corporate headquarters, which was owned by Everest Investment Management LLC, an entity affiliated with Vinod Gupta.
          Everest Asset Management:
In 2002, the Company paid Everest Asset Management, an affiliate of Vinod Gupta, $415,000 for acquisition-related expenses.
          Office Space:
Annapurna, former director Harold Andersen, former director Dennis Walker, and PKWare (a company for which current director George Haddix serves as Chairman and CEO) each occupy the Company’s facilities without rental agreements and do not pay rent.
          Everest3 Fund:
In 2001, the Company invested $1,000,000 in the Everest3 Fund, an investment fund associated with Vinod Gupta. Director Harold Andersen was a principal of Everest. The investment was subsequently liquidated without explanation.
          Everest Legal Fees:
The Company paid a portion of Everest Investment Management LLC’s legal fees arising out of litigation over the use of the Everest name.
          Laurel Gupta:
In 2003 and 2004, Vinod Gupta’s wife, Laurel Gupta, received consulting fees from the Company. These fees were paid to Laurel Gupta’s business entity, Financial Communications. In 2004, Laurel Gupta was also paid fixed monthly expense reimbursements from the Company.
          Former President Clinton’s Consulting Agreements:
The consulting agreements executed between the Company and former President Clinton in 2002 and 2005 were without any consideration to the Company, and the agreements were arranged without Board or Committee approval.

          2005 Proxy Statement:
In the Company’s 2005 proxy statement, the Defendants understated the amount of Company stock beneficially owned by Vinod Gupta.
          2004 & 2005 Form 10-K Filings:
In the Company’s 2004 and 2005 Form 10-K filings with the Securities and Exchange Commission (the “SEC”), the Defendants mischaracterized and/or concealed payments to Annapurna for jet usage and other related-party expenditures.
          Grants to Vinod Gupta:
In 2001, the Board gave Vinod Gupta the authority to allocate Company stock options most of which he allocated to himself.
          Grants to Former President Clinton:
In 2002, Vinod Gupta granted options of the Company’s stock to former President Clinton, as a third-party consultant, without proper authorization and approval.
          Revised Earnings Guidance:
In 2005, Vinod Gupta purposely revised the Company’s earnings guidance in order to depress the price of the Company’s stock, which, in turn, enabled him to make an opportunistic “going-private” offer.
          Special Committee:
Vinod Gupta, and directors under his domination and control, never intended the Special Committee, formed in 2005 to evaluate Vinod Gupta’s “going private offer,” to exercise the authority delegated to the Special Committee under its charter. When the Special Committee attempted to exercise its full authority by rejecting Vinod Gupta’s offer and pursuing strategic alternatives, Vinod Gupta, and the directors under his domination and control, voted to disband the Special Committee.
          Insider Trading:
In 2006, Vinod Gupta executed trades based on material, nonpublic information obtained in his position as a fiduciary at the Company by purchasing and selling shares of Opinion Research Corporation stock.

In 2004, Vinod Gupta sold shares of OneSource stock, a company in which the Company had acquired a position and ultimately purchased.
          Analyst Intimidation:
Vinod Gupta verbally abused and threatened a sell-side analyst with an FBI investigation, which resulted in the analyst dropping coverage of the Company in August 2006 and an ensuing 5% decline in the market price of the Company’s stock.
          Standstill Agreement and Shareholder Rights Plan:
The standstill letter agreement executed on July 21, 2006 between the Company and Vinod Gupta is invalid, and the Defendants failed to amend the Company’s shareholder rights plan to extend applicable provisions to Vinod Gupta;
          WHEREAS, the Amended Consolidated Complaint asserts claims for breach of fiduciary duty and waste of corporate assets, seeks to void certain transactions and grants of Company stock options, and requests declaratory relief, injunctive relief, money damages, and attorneys’ fees, as appropriate;
          WHEREAS, the Company’s motion to dismiss the Amended Consolidated Complaint was granted in part and denied in substantial part in an August 13, 2007 Order of the Court, as amended on August 20, 2007;
          WHEREAS, in its August 13 Order (as amended on August 20), the Court dismissed allegations in the Amended Consolidated Complaint that: (i) the July 21, 2006 standstill letter agreement between the Company and Vinod Gupta is invalid; (ii) Defendants breached their fiduciary duties by exempting Vinod Gupta from the Company’s shareholder rights plan; and (iii) the Company’s consultancy contracts with former President Clinton constituted corporate waste;

          WHEREAS, by letter dated November 14, 2007, the Denver Regional Office of the SEC informed the Company that it was initiating a non-public investigation of the Company;
          WHEREAS, the SLC was formed by a resolution adopted by the Board on December 24, 2007, and amended on January 25, 2008, attached hereto as Exhibit D;
          WHEREAS, the SLC is composed of five members of the Board: Robin S. Chandra (Chair), Bill L. Fairfield, George H. Krauss, Bernard W. Reznicek, and Clifton T. Weatherford;
          WHEREAS, pursuant to its authorizing resolution, the SLC undertook to investigate the facts and circumstances of the Amended Consolidated Complaint, as well as other allegations that were brought to the SLC’s attention;
          WHEREAS, on January 30, 2008, the SLC moved to stay the Consolidated Derivative Action for 150 days in order to enable the SLC to complete its investigation of the allegations asserted in the Amended Consolidated Complaint;
          WHEREAS, on March 17, 2008, the Court granted the SLC’s motion to stay the Consolidated Derivative Action until June 30, 2008;
          WHEREAS, in its Order granting the SLC’s motion to stay, the Court stated: “[P]laintiffs express concern that the board resolution empowering the SLC created merely an advisory committee with little or no actual power. I do not read the resolution to do so. The resolution affirms ‘that the SLC shall have the authority to investigate, review, and analyze the facts and circumstances that are the subject of the Derivative Litigation, as well as any additional facts and circumstances that may be at issue in any related governmental inquiry, investigation, or proceeding . . . .’ The resolution further grants the SLC ‘full and exclusive authority to consider and determine whether or not the prosecution of the claims asserted in the Derivative Litigation . . . is in the best interests of the Company and its shareholders, and to further consider and determine what action should be taken on behalf of the Company with respect to the Derivative Litigation and any related governmental inquiry, investigation, or proceeding . . . .’ This language is mandatory and vests the SLC with the ‘full and exclusive authority’ to investigate the pending claims and to ‘determine’ what course of action the Company should take. . . . [T]he SLC has been given adequate authority and power by the Company’s board to conduct its investigation and determine what course of action is in the best interests of the shareholders.”;
          WHEREAS, pursuant to the agreement of the SLC and the Named Shareholder Plaintiffs (as hereinafter defined), the Court subsequently extended the stay of the Consolidated Derivative Action through July 31, 2008 and then to August 15, 2008;
          WHEREAS, at the direction of the SLC, Counsel for the SLC (as hereinafter defined) has collected and searched over one million pages of documents from more than 30 custodians and central file locations inside and outside the Company;
          WHEREAS, Counsel for the SLC conducted substantive witness interviews with 79 current and former Company employees, directors, advisors, and other relevant individuals;
          WHEREAS, in early April 2008, the SLC retained National Economic Research Associates, Inc. (“NERA”), to assist the SLC in its investigation by, among other things, conducting valuations of assets and services, and analyzing certain related-party transactions and use of corporate assets;

          WHEREAS, as of the execution date of this Stipulation, the SLC has formally met with Counsel for the SLC 37 times, in addition to other informal communications that have taken place over the course of the SLC’s investigation;
          WHEREAS, as part of the SLC’s investigation, Counsel for the SLC met with Counsel for the Named Shareholder Plaintiffs, wherein Counsel for the Named Shareholder Plaintiffs presented their assessment of the allegations in the Amended Consolidated Complaint, the evidence in support of the allegations, potential bases for monetary damages, and potential remedial measures;
          WHEREAS, as part of the SLC’s investigation, Counsel for the SLC interviewed Vinod Gupta, wherein Vinod Gupta was questioned regarding the allegations in the Amended Consolidated Complaint;
          WHEREAS, as part of the SLC’s investigation, Counsel for the SLC interviewed the Director Defendants, wherein the Director Defendants were questioned regarding the allegations in the Amended Consolidated Complaint;
          WHEREAS, pursuant to the authority granted to the SLC in its authorizing resolution, the SLC investigated the following issues, and made the following determinations, regarding the facts and circumstances alleged in the Amended Consolidated Complaint, as well as other allegations brought to the SLC’s attention:
          Private Aircraft:
The SLC investigated: (1) whether, during the time when Annapurna Corporation owned the private aircraft, Annapurna charged infoGROUP more than Annapurna’s costs for the aircraft; (2) whether Annapurna profited from the eventual sale of private aircraft to infoGROUP; and (3) the manner in which the private aircraft were used.

From 1998 to 2005, infoGROUP, for itself and others, utilized private aircraft owned by Annapurna. Annapurna charged infoGROUP a set price per flight hour, which included the hourly rate being charged to Annapurna by NetJets, Inc., a portion of the depreciation expenses, and an interest charge, among other components. Analysis conducted by the SLC’s outside economic expert, NERA, indicates that Annapurna charged infoGROUP more than NetJets charged Annapurna for flights, depending on the type of aircraft used and the time period considered. This increase, however, is composed almost entirely of depreciation and interest costs, thus approximating the costs infoGROUP would have incurred if the Company had owned the aircraft itself.
From 2003 — 2007, infoGROUP acquired partial interests in seven private aircraft. infoGROUP acquired each of its aircraft interests from third parties, including NetJets and Flight Options, LLC. With respect to the NetJets purchases, the majority of those interests were first owned by Annapurna before being sold to NetJets. Board members’ recollections differ as to whether and what extent these purchases were explicitly approved by the Board; there is no documentary evidence of such approval. The SLC has not found that Annapurna profited from these transactions.
The SLC also examined the usage of the private planes from 1998 — 2007. Exact information about the approximately 1820 flights infoGROUP paid for on private jets during this period was not available. Therefore, the SLC examined flights in several categories, including: (1) flights described in the Amended Consolidated Complaint, as well as flights that were part of the same itinerary; (2) flights taken by former President Clinton and his family; (3) flights taken by other prominent individuals; (4) flights to international destinations and Hawaii; and (5) flights from selected time periods. In order to assess these categories of flights, the SLC collected documents, including invoices, infoGROUP travel forms, Vinod Gupta’s calendar, and his itineraries. The SLC also spoke to Vinod Gupta, his counsel, and other witnesses about the purpose of various flights.
The SLC has determined that remedial action is appropriate with respect to a portion of these flights, including, for example, flights to Aspen for Vinod Gupta and his sons; flights to Hawaii for Vinod Gupta, his family, and several guests; flights for former President Bill Clinton after infoGROUP had signed a consulting agreement with him; and flights for former President Clinton’s family members and other third parties.

          Expenses:
At the request of the Company’s outside auditors, and, later, the Named Shareholder Plaintiffs, the SLC investigated the following: (1) Vinod Gupta’s credit card expense reimbursement process; (2) payments made by infoGROUP to Vinod Gupta for his credit card expenses; (3) Vinod Gupta’s private club memberships; (4) certain employees’ salaries and expense reimbursements; and (5) a legal invoice from Kirkland & Ellis LLP addressed to Vinod Gupta.
Company reimbursement for Vinod Gupta’s credit card expenses was handled separately from expense reimbursement for other officers and employees. His expenses were initially processed by an accountant at Annapurna. After Vinod Gupta reviewed and categorized his expenses, infoGROUP’s accounting department would add account coding to the invoice and then send it to a more senior executive for final approval of the reimbursement check. Due to ineffective internal controls, no one reviewed the substance of the expenses, and reimbursement was approved so long as Vinod Gupta had authorized payment.
The SLC examined Vinod Gupta’s credit card spending from 2000 — 2007. Exact information about the purpose of credit card spending during this period was not available. Therefore, the SLC carefully examined expenses in several categories, including: (1) expenses in selected time periods; (2) a sample of expenses over $1,000; and (3) all expenses over $15,000. In order to assess these expenses, the SLC collected documentation, including invoices, Vinod Gupta’s calendar, and his itineraries. The SLC also spoke to Vinod Gupta and/or his counsel and other witnesses about select expenses so that they could provide additional information about the circumstances surrounding the expense. The SLC has determined that remedial action is appropriate with respect to certain expenses relating to lodging, flights, meals, and various other expense categories.
The SLC also examined Vinod Gupta’s golf club memberships from 2000-2007, for which the Company paid a portion of the membership and usage fees. Exact information was not available on the purposes for which Vinod Gupta’s more than 30 private club memberships were used. The SLC has determined that remedial action is appropriate with respect to most of these clubs.
The SLC examined the salaries and expense reimbursements for the following employees who worked in part for infoGROUP and in part for Vinod Gupta personally: (1) an individual who is currently an accountant for Everest, Inc. and was formerly employed by infoGROUP; (2) an individual who is currently Director of Special Projects and Trade Shows for infoGROUP; and (3) an individual who is currently an accountant for Everest, Inc. and formerly employed by infoGROUP. The SLC has determined that remedial action is appropriate with respect to this issue.
In January 2007, Vinod Gupta submitted to infoGROUP one invoice for personal legal services from Kirkland & Ellis LLP. The SLC has determined that remedial action is appropriate with respect to this issue.
          Yacht:
The SLC investigated: (1) whether, when American Business Travel, an entity owned and controlled by Vinod Gupta, owned the American Princess yacht, Annapurna charged infoGROUP more than its costs for use of the yacht; (2) whether Annapurna or American Business Travel profited from infoGROUP’s sale-leaseback transaction on the yacht with U.S. Bancorp; and (3) the manner in which the American Princess yacht was used.
On January 10, 2002, American Business Travel purchased the American Princess yacht. From 2002 — 2005, infoGROUP rented the American Princess from Annapurna. NERA’s analysis indicates that Annapurna charged infoGROUP more than American Business Travel was paying per month on its loan for the yacht. This difference, however, is accounted for by the fact that Vinod Gupta made a sizeable down payment on the yacht when it was purchased, thus reducing the size of the loan. As a result, Annapurna’s charges to infoGROUP appear roughly to have approximated the costs infoGROUP would have incurred if the Company had owned the yacht itself.
In June 2005, infoGROUP began leasing the American Princess from U.S. Bancorp as part of a sale-leaseback agreement. The SLC has not found that Annapurna or American Business Travel profited from infoGROUP’s lease of the yacht through U.S. Bancorp. Board members’ recollections differ as to whether and to what extent the sale-leaseback of the yacht was explicitly approved by the Board; there is no documentary evidence of such approval.
The SLC examined yacht usage from 2002 — 2007. Exact information about infoGROUP’s yacht usage during this period was not available. The SLC assessed yacht use by examining the yacht log, collecting and reviewing documents, and conducting interviews with the crew of the yacht, individuals who used the yacht, and Company staff responsible for booking usage on the yacht.

The SLC has determined that remedial action is appropriate because the yacht is rarely used for business or any other purpose and, accordingly, should now be sold.
          Residences:
The SLC investigated: (1) payments made by infoGROUP to various entities owned and controlled by Vinod Gupta and to members of Vinod Gupta’s family for personal residences; and (2) payments made by infoGROUP to house managers who maintain Vinod Gupta’s private residences.
From 1999 through 2007, infoGROUP paid rent and expenses in connection with various residences owned by entities controlled by Vinod Gupta, as well as in connection with a residence owned by Vinod Gupta’s son. These residences are in Aspen, Colorado; Maui, Hawaii; Yountville, California; and Hillsborough, California. Employees and customers sometimes used these properties, although use was infrequent. infoGROUP also paid for a residence in Washington, D.C., that was used primarily by Vinod Gupta. Beginning in 2005, the Audit Committee received yearly notice of the rent payments for Vinod’s Gupta’s son’s Maui condominium.
The SLC examined usage of 10 private residences owned or rented by Vinod Gupta and his family from 2001 — 2007. Specifically, the SLC assessed usage of private residences at the following locations owned by Vinod Gupta, and paid for during various periods by infoGROUP: (1) Hillsborough, California; (2) Napa, California; (3) Aspen, Colorado; and (4) a condominium owned by Vinod Gupta’s son, Jess Gupta, in Maui, Hawaii. In addition, the SLC examined the use of a Washington, D.C. apartment rented directly by infoGROUP on Vinod Gupta’s behalf. Finally, the SLC examined the use of Vinod Gupta’s homes in the following locations for which the Company has never paid rent: (1) Omaha; (2) Kauai; (3) Miami; (4) Las Vegas; and (5) Washington, D.C.
Exact information about infoGROUP’s private residence usage during this period was not available. The nature and magnitude of the usage of the residences was assessed by examination of the Company’s property logs. Further, Vinod Gupta requested that his employees and former employees submit, via email, available details on stays at his residences. This information was compiled and supplemented with employee interviews. The SLC has determined that remedial action is appropriate with respect to infoGROUP’s payments for the residences, where documentation evidencing use by Company employees or customers was lacking and the Audit Committee was otherwise unaware of such use.

From 2004 — 2008, the manager of Vinod Gupta’s D.C. residence, was paid a salary by infoGROUP. She also received expense reimbursements from the Company. The SLC has determined that remedial action is appropriate with respect to this issue.
A former infoGROUP employee from 2000 — 2002, currently serves as the property manager of Vinod Gupta’s residence in Kauai, Hawaii. After his employment at infoGROUP, he received expense reimbursements from the Company. The SLC has determined that remedial action is appropriate with respect to this issue.
          Automobiles:
The SLC investigated: (1) whether Aspen Leasing charged infoGROUP more than its costs for the lease of automobiles in 2002 — 2004; (2) whether Aspen Leasing profited on infoGROUP’s purchases of four of the automobiles in early 2005; and (3) payments for these and other automobiles used by Vinod Gupta.
In early to mid-2002, Vinod Gupta formed Aspen Leasing, an automobile leasing company. From 2002 — 2004, infoGROUP leased six automobiles from Aspen Leasing at various times. Aspen Leasing calculated what infoGROUP would pay for each vehicle by contacting dealerships, obtaining the residual value of the vehicle at the end of a 36-month lease period, and dividing the remaining value of the vehicle by 36 for the monthly payment. To this amount, Aspen Leasing added an interest payment, which was calculated using the market rate (obtained by asking banks), plus 1% — 2% for overhead.
In early 2005, infoGROUP purchased four of the Aspen Leasing vehicles through Classic Auto Sales, an independent company. Each of the purchase prices was either commensurate with the Blue Book value or below the amount of payments still due and owing on the lease.
The SLC investigated the usage of six cars leased through Aspen Leasing, as well as the usage of 15 additional vehicles leased or purchased by infoGROUP. Exact information about infoGROUP’s automobile usage during this period was not available. The SLC examined usage by conducting employee interviews as well as reviewing insurance information which listed authorized drivers for certain of the automobiles. The SLC has determined that remedial action is appropriate with respect to payments for 14 of these 21 vehicles.

          Insurance:
The SLC investigated whether infoGROUP paid premiums on life insurance policies of which the Company was not the beneficiary.
The SLC found that from 2000 — 2005, infoGROUP made various payments on three life insurance policies for Vinod Gupta. The Gupta Family 1999 Irrevocable Trust was the beneficiary of all of these policies. The SLC has determined that remedial action is appropriate with respect to this issue.
          Skybox:
The SLC investigated the Company’s lease, purchase, and use of a skybox at the University of Nebraska’s football stadium.
In 1998, the University of Nebraska Board of Regents and the Vinod Gupta Revocable Trust, an entity owned and controlled by Vinod Gupta, entered into a 25-year agreement for the Trust’s use of a skybox at the University of Nebraska’s football stadium. In August 1999, infoGROUP paid Annapurna $40,000 for a five-year lease on the skybox. Vinod Gupta and other infoGROUP employees have stated that the skybox is used extensively by employees and customers; logs of skybox attendees confirm these statements.
The right to use the skybox was assigned to the Company by the Trust on April 23, 2003. infoGROUP paid Annapurna $617,000 in May 2003 for the assignment, which is likely below the current market price for a skybox. The Audit Committee received information about the assignment and purchase price in July and October 2003.
The SLC has determined that remedial action is appropriate with respect to related-party transactions, although no specific remedial action is necessary with respect to the lease, purchase, and use of the skybox.
          Quest Venture Coordinators Private Ltd. (“Quest Ventures”):
At the request of the Company’s outside auditors, and, later, the Named Shareholder Plaintiffs, the SLC investigated whether: (1) Quest Ventures is a related-party to infoGROUP; and (2) Quest Ventures provides business services to infoGROUP.
In 1998, Quest began conducting business with infoGROUP. Quest Ventures is owned primarily by a personal friend of Vinod Gupta’s. Employees of infoGROUP explained that Quest Ventures manages

infoGROUP’s operations in India and conducts some targeted services directly for the Company. In 1998, Vinod Gupta purchased 40,000 shares of Quest Ventures stock for approximately $10,000, which represented roughly 30% — 40% of outstanding shares of Quest Ventures stock at that time. In 2003, Vinod Gupta gifted the Quest Ventures shares to his friend.
The SLC has determined that remedial action is appropriate with respect to related-party transactions, although no specific remedial action is necessary with respect to Quest Ventures.
          Board Oversight of Expenses:
The SLC investigated the circumstances surrounding discussion of expense and related-party transaction issues by the Board. After some earlier, general discussions, these issues arose primarily in 2004 and 2005.
On June 8, 2004, Jill Burger, the former head of internal audit and current Assistant Corporate Controller at the Company, prepared a report summarizing findings resulting from Burger’s review of expenses related to the Company’s CEO, including jet usage, credit card reimbursements, payments for residences, payments for the yacht, payments to Quest Ventures, payments for automobiles, club memberships, and usage of office space. Burger presented her findings to Vasant Raval, former chair of the Audit Committee and a current Board member.
On January 24, 2005, at an Executive Session of a meeting of the Board, there was a discussion among directors Vinod Gupta, Elliot Kaplan, Harold Andersen, George Haddix, Richard Borda, Vasant Raval, and Dennis Walker regarding related-party transactions and expenses. The Board received a list of all related-party transactions in connection with which payments were made by the Company during 2004. The Board discussed payments for the jets, residences, and automobiles.
On January 27, 2005, the Board held an Executive Session attended by Harold Andersen, Richard Borda, George Haddix, Martin Kahn, Elliot Kaplan, Vasant Raval, Dennis Walker, and Board Counsel from Robins, Kaplan, Miller & Ciresi. At this meeting, the directors asked director Raval to look at issues related to expenses, regardless of whether they were paid to a related-party. Documents indicate that director Andersen asked whether the Audit Committee should look at issues related to expense accounting, and the Board indicated that Raval should undertake such a review.
Raval reviewed certain related-party issues and spoke to Vinod Gupta, KPMG, the Company’s outside counsel, Company employees, and others.

KPMG informed Raval that they had never conducted a general review of Vinod Gupta’s expenses. Rather, KPMG stated that it had no reason to believe, based on what it had seen, that Vinod Gupta’s expenses were not reasonable business expenses.
On February 8, 2005, Raval distributed a memorandum of his findings via email to Walker, Kahn, Haddix, Kaplan, Borda, and Board counsel from Robins, Kaplan, Miller & Ciresi. The memorandum provided a breakdown of $1.5 million in payments to Annapurna during 2004, including payments for “NetJets,” “Use of personal properties (residences),” “Use of personal properties (boat),” “Contractor services,” and “Travel services.” Approximately $1 million of this amount related to aircraft expenditures.
On February 9, 2005, the Audit Committee, comprised of Andersen, Raval and Borda, through an informal informational conference call, discussed Raval’s memorandum. Raval reported his conversation with KPMG regarding expenses.
The SLC has determined that remedial action is appropriate with respect to this issue.
          Everest Building Mortgage:
The SLC investigated the circumstances surrounding the sale of the Everest Building to the Company by Everest Investment Management LLC.
In the spring of 2001, the Everest Building was constructed by Everest Investment Management LLC. Everest Investment Management LLC had a $2.4 million loan from U.S. Bank to finance the Everest building construction. After the completion of construction, infoGROUP entered into a 10-year agreement with Everest Investment Management LLC to lease office space from Everest Investment Management LLC in the Everest Building for $30,000 per month. On October 9, 2001, infoGROUP purchased the Everest Building from Everest Investment Management LLC for $2.62 million, an amount equal to Everest Investment Management LLC’s total construction costs. The amount outstanding on the mortgage note was $2.4 million. Thus, infoGROUP paid Everest Investment Management LLC $220,000 and assumed Everest Investment Management’s obligations under the mortgage. On October 15, 2001, the Audit Committee and the Board approved “the Company’s acquisition of the building from Everest Investments,” after being informed that infoGROUP acquired the Everest Building by assuming the mortgage on the building.

The SLC has determined that no remedial action is indicated with respect to the assumption of the mortgage of the Everest Building. The SLC has determined, however, that remedial action is appropriate with respect to amounts paid by the Company that were in excess of the amount of the mortgage on the Everest Building.
          Everest Asset Management:
The SLC investigated the circumstances surrounding a $415,000 payment to Everest Asset Management.
In January 2002, infoGROUP paid Everest Asset Management $415,000 for the acquisition of the Polk City Directories. These funds were distributed by Everest Asset Management to infoGROUP employees as bonuses related to the acquisition.
The SLC has determined that remedial action is appropriate with respect to related-party transactions, although no monetary remedial action is necessary with respect to the payment to Everest Asset Management.
          Office Space:
The SLC investigated whether Vinod Gupta provided free office space to related-party entities and directors of infoGROUP, as well as whether infoGROUP paid a salary to the secretary to one of the directors, Harold Andersen.
On October 9, 2001, infoGROUP acquired the Everest Building. From October 2001 — December 2004, Annapurna and Everest Investment Management LLC occupied space in the Everest Building without paying rent to infoGROUP. Beginning in January 2005, Everest Investment Management LLC and Annapurna paid a combined $1,600 per month to infoGROUP pursuant to a rental agreement.
From October 2001 — November 2005, director Harold Andersen and his secretary occupied space in the Everest Building without paying rent to infoGROUP. infoGROUP also paid a third of Andersen’s secretary’s salary from 1996 — 2005. In December 2005, infoGROUP signed a consulting agreement with Andersen that provided for office space and secretarial services.
From November 2001 — December 2001, director George Haddix occupied space in the Everest Building without paying rent to infoGROUP. Beginning in 2002, Haddix paid monthly rent pursuant to a rental agreement with infoGROUP and paid back rent for all but two months.
From January 2003 to December 2004, director Dennis Walker occupied space in the Everest Building without paying rent to infoGROUP. Beginning in January 2005, Walker paid monthly rent to infoGROUP pursuant to a rental agreement. Walker ceased leasing space in the Everest Building in May 2006.
The SLC has determined that remedial action is appropriate with respect to the issue of providing free office space to companies owned by Vinod Gupta. The SLC has determined that remedial action is appropriate with respect to providing secretarial services to Andersen prior to December 2005. The SLC has determined that remedial action is appropriate with respect to related-party transactions, although no monetary remedial action is necessary with respect to directors’ use of free office space.
          Everest3 Fund:
The SLC investigated infoGROUP’s investment in the Everest3 Fund (the “Fund”).
In 2001, infoGROUP invested $1,000,000 in the Everest3 Fund, a fund that invested primarily in exchange-traded funds. This investment was disclosed to and reviewed by the Audit Committee and the Board. The investment was also disclosed in the Company’s Form 10-K for the fiscal year ending December 31, 2001. On July 29, 2002, infoGROUP withdrew its entire investment in the Fund, having lost approximately $310,000. In the fall and winter of 2002, infoGROUP invested an additional $690,000 in the Fund. There is no evidence that the Board or Audit Committee was aware of or reviewed this investment. The Company sold its second investment in the Fund on August 17, 2004, for approximately $805,000, resulting in a net loss on the Company’s entire investment in the Fund of approximately $195,000. NERA’s analysis indicates that the Fund performed in accordance with standard market indicators and in line with the exchanges on which its investments were based. NERA’s analysis also indicates that the Fund’s fees were commensurate with the fees charged by similar funds.
The SLC has determined that remedial action is appropriate with respect to related-party transactions, although no monetary remedial action is necessary with respect to the investment in the Fund.

          Everest Legal Fees:
The SLC investigated whether infoGROUP paid expenses related to litigation involving Everest Investment Management LLC.
In 2001, Everest Capital Limited, a company unrelated to infoGROUP or Vinod Gupta, sued Everest Investment Management LLC under the Lanham Act for using the name “Everest.” As part of the litigation, a court imposed sanctions on infoGROUP, which had been served with a third-party subpoena.
The SLC has determined that no remedial action is indicated with respect to this issue.
          Stock Options:
The SLC investigated the circumstances surrounding stock option grants to Vinod Gupta, former President Bill Clinton, and an outside company named Mindspirit LLC.
On July 31, 2001, the Compensation Committee granted 700,000 options to be allocated at the discretion of Vinod Gupta. Vinod Gupta is listed as one of the potential recipients. Thus, the Compensation Committee appears to have authorized Vinod Gupta to allocate options to himself. Several members of the Compensation Committee stated that there was an “understanding” that Vinod Gupta would take 500,000 of these options for himself. Vinod Gupta, however, did not allocate any of these options to himself. All other stock option grants to Vinod Gupta originated from the Compensation Committee or the Board. The SLC has determined that no remedial action is indicated with respect to this issue.
In April 2002, infoGROUP signed a consulting agreement with former President Clinton that extended from May 1, 2002 to April 30, 2005. The agreement provided that Clinton would give advice and counsel to Vinod Gupta on strategic growth and business development in exchange for 100,000 stock options and other compensation. The Clinton consulting agreement was discussed at the April 15 and July 15, 2002 Audit Committee meetings, but there is no record of an approval of the option grant or a resolution giving Vinod Gupta authority to grant such options. President Clinton’s options expired without being exercised. The SLC has determined that remedial action is appropriate with respect to the authority to issue options generally, although no specific remedial action is necessary with respect to the unexercised and expired options granted to former President Clinton.

In 2001, infoGROUP entered into a consulting agreement with Mindspirit LLC (“Mindspirit”) to “provide advice and guidance to Vin Gupta, CEO of infoGROUP, on strategic issues associated with the growth and sustainability of the company.” Under the agreement, Mindspirit was entitled to 200,000 stock options; all of these options were exercised. These options were not approved by the Board or any Board committee. According to Vinod Gupta, Mindspirit was created by the wives of Rajat Gupta and Anil Kumar, two employees of McKinsey & Company who were rendering business advice to Vinod Gupta and infoGROUP. The SLC has determined that remedial action is appropriate with respect to this issue.
          Former President Clinton’s Consulting Agreement:
The SLC investigated the circumstances surrounding infoGROUP’s consulting payments to former President Clinton.
In April 2002, infoGROUP signed a consulting agreement with former President Clinton that extended from May 1, 2002 to April 30, 2005. The agreement provided that former President Clinton would give advice and counsel to Vinod Gupta on strategic growth and business development in exchange for $2.1 million and other compensation. The Audit Committee discussed the terms of a proposed three-year contract with former President Clinton. In September 2005, infoGROUP and former President Clinton executed a new consulting agreement that extends from October 1, 2005 through September 30, 2008. The agreement provided that President Clinton would give advice and counsel to Vinod Gupta on strategic growth and business development in exchange for $1.2 million and other compensation. There is no evidence that the Audit Committee or Board discussed this consulting agreement. Former President Clinton spoke at Company events, mentioned Vinod Gupta and infoGROUP in speeches to other audiences, helped introduce Vinod Gupta to potential business contacts, and appears to have helped attract significant business to infoGROUP.
The SLC has determined that remedial action is necessary with respect to the authority that Company officers have regarding transactions entered into on behalf of the Company, although no monetary remedial action is appropriate with respect to this issue.
          Laurel Gupta:
The SLC investigated whether: (1) infoGROUP paid rent on Laurel Gupta’s (Vinod Gupta’s wife) apartment in New York City; and (2)

infoGROUP made consulting payments to Laurel Gupta in addition to her salary.
In September of 1998, infoGROUP hired Laurel Gupta (formerly Gottesman) as its Director of Public Relations. From 1998 — 2005, Laurel Gupta spent most of her time in New York where the majority of investors are located. She worked out of her apartment because infoGROUP did not have a New York office when she started working for the Company. Because she worked out of her home, Laurel Gupta received a home office allowance starting in 2000 for one-third of her rent, given that her home office took up one-third of her apartment. The payments ceased in early 2006 because Laurel Gupta began spending a substantial portion of her time in California, working out of infoGROUP’s San Mateo office. All payments by infoGROUP to Financial Communications, Inc., a company owned and controlled by Laurel Gupta, or Samson Management, Inc., Laurel Gupta’s landlord, were home office reimbursements, although infoGROUP sometimes labeled the payments as “consulting payments.”
The SLC has determined that remedial action is appropriate with respect to the hiring of family members of certain officers and directors although no specific remedial action is necessary with respect to payments made to Laurel Gupta.
          Corporate Avengers:
The SLC investigated the circumstances surrounding infoGROUP’s payments to Corporate Avengers, LLC, a company owned and controlled by Laurel Gupta’s son and Laurel Gupta’s ex-husband’s stepson.
In early 2006, Corporate Avengers signed a consulting agreement with infoGROUP. From February 2006 to December 2006, Laurel Gupta’s son received $2,000 per month for “viral marketing” and “social networking” services. No infoGROUP employees were able sufficiently to describe services provided by Corporate Avengers. The contract was not renewed at the end of the term.
The SLC has determined that remedial action is appropriate with respect to this issue.
          Paul Pelosi:
At the request of the Company’s outside auditors, the SLC investigated what services Paul Pelosi, an infoGROUP employee and son of Nancy Pelosi, provides to the Company.

Pelosi, who holds a JD and MBA and has experience in the real estate industry, was hired in February 2007 as infoGROUP’s Vice President for Strategic Development. Pelosi works out of infoGROUP’s San Mateo, California office and reports directly to Vinod Gupta. He is responsible for identifying potential acquisitions for the Company.
The SLC has determined that no remedial action is indicated with respect to this issue.
          2005 Proxy Statement:
The SLC investigated whether Vinod Gupta understated his beneficial ownership of infoGROUP stock in the Company’s 2005 proxy statement, which, among other things, sought shareholder approval for amendments to the Company’s stock option plan.
From at least 1995 through early 2006, Vinod Gupta’s beneficial ownership statements did not include shares of infoGROUP stock held by various family and charitable trusts that Vinod Gupta controlled. The Company’s proxy statements during nearly all of this time also appear not to have included this information. No evidence has been found of an understanding of any error in the filings, during the years when they were made. While preparing the Company’s 2006 proxy statement, outside counsel for the Company discovered that approximately 2.4 million shares beneficially owned by Vinod Gupta through various trusts had not been reported in his beneficial ownership filings or the Company’s earlier proxy statements. At that time, the Company’s outside counsel recommended that Vinod Gupta retain independent counsel. In response, Vinod Gupta retained the law firm of Andrews Kurth LLP. The Company paid Andrews Kurth for its work in connection with this matter. On April 12, 2006, Vinod Gupta filed a new Schedule 13G/A that reported his beneficial ownership of Company stock held by various trusts. The April 17, 2006 proxy statement filed by the Company in advance of its May 26, 2006 annual meeting likewise included Vinod Gupta’s beneficial ownership of Company stock held by the trusts.
The SLC has determined that remedial action is appropriate with respect to the Company’s disclosure controls, although no specific action is now necessary with respect to the disclosure of Vinod Gupta’s beneficial ownership. The SLC has determined that remedial action is appropriate with respect to the payments to Andrews Kurth for its work on Vinod Gupta’s Schedule 13G/A filing. In addition, remedial action is appropriate with respect to the vote to amend the Company’s stock option plan pursuant to the 2005 Proxy Statement.

          2004 & 2005 Form 10-K Filings:
The SLC investigated the circumstances surrounding the Company’s disclosures relating to Annapurna in its Form 10-K filings for the fiscal years ending on December 31, 2004, and December 31, 2005.
On February 8, 2005, Vasant Raval, an infoGROUP director and former Chair of the Audit Committee, distributed a memorandum on the Company’s related-party transactions for 2004 to George Haddix, Dennis Walker, Martin Kahn, and Elliott Kaplan, as well as to Board counsel from Robins, Kaplan, Miller & Ciresi. It provided a breakdown of $1.5 million in payments to Annapurna during 2004, including payments for “NetJets,” “Use of personal properties (residences),” “Use of personal properties (boat),” “Contractor services,” and “Travel services.” Approximately $1 million of this amount related to aircraft expenditures. By late February 2005, the Company began the process of preparing its Form 10-K for 2004. At the start of the drafting process, a footnote addressing related-party transactions explained that infoGROUP’s payments to Annapurna were for “usage of the aircraft and other travel expenses.” This phrase was taken from the disclosure language used in the Company’s Form 10-K for 2003. At some point in the process, the phrase “and other travel expenses” was deleted, leaving only the “usage of the aircraft” language. Thereafter, numerous individuals reviewed the draft 2005 Form 10-K, including Vinod Gupta; Tim Hoffman, the Company’s Chief Accounting Officer; Robins, Kaplan, Miller & Ciresi L.L.P., the Company’s outside counsel; and KPMG, the Company’s auditors. On March 9, 2005, the Audit Committee met and approved a draft of the Form 10-K “subject to final review and approval by [Raval] of the disclosures of related-party transactions . . . .” On March 10, 2005, director Richard Borda sent an email to Raval stating: “I believe it is incorrect to say $1.5 million was paid to Annapurna ‘for usage of the aircraft.’ The $1.5 million included substantial amounts not related to usage of the aircraft.” Besides this email, there is no evidence that any infoGROUP outside directors focused on the language relating to the payments to Annapurna. On March 11, 2005, Hoffman circulated a draft of the 2004 Form 10-K to outside counsel, KPMG, and others at the Company, stating, with respect to Annapurna, that the expenses were incurred “for usage of the aircraft and related services” (emphasis added). On March 16, 2005, the Company filed its 2004 Form 10-K with the SEC containing the Annapurna-related language contained in the March 11, 2005 draft.
Other formulations of the Annapurna-related disclosures appeared in subsequent SEC filings. On March 28, 2005, the Company filed a proxy statement with the SEC that contained a description of Annapurna payments as “for usage of the aircraft.” On May 10, 2005, and August 9, 2005, the Company filed Form 10-Qs that each described Annapurna payments as “primarily for the business use of the aircraft.” On March 10, 2006, the Company filed its 2005 Form 10-K. The language of the Annapurna-related disclosure in that filing was identical to the language in the 2004 Form 10-K. The SLC has found no evidence that this language received any further scrutiny during the preparation of the 2005 Form 10-K. The statement in the 2004 and 2005 Form 10-Ks that Annapurna Corporation bills the Company “when the Company’s employees and officers use the aircraft” appeared in nearly identical language in proxy statements and Form 10-K filings from 2002 onward.
The SLC has determined that remedial action is appropriate with respect to this issue.
          Going-Private Offer & Special Committee:
The SLC investigated: (1) the circumstances surrounding a June 8, 2005 press release announcing a revision to the Company’s earnings guidance; (2) Vinod Gupta’s offer to take the Company private on June 13, 2005; (3) the independence of the special committee; and (4) the dissolution of the special committee.
The SLC investigated the circumstances surrounding a June 8, 2005 press release announcing a revision to the Company’s earnings guidance for FY 2005.
In May 2005, Vinod Gupta took significant steps to formulate an offer to take the Company private. For example, Vinod Gupta engaged investment bankers at Stephens Inc. by late May to advise him in connection with a potential going-private transaction; a draft of Vinod Gupta’s going private offer letter appears to have been prepared on May 21, 2005, and provisionally dated June 10, 2005; and Stephens made a detailed presentation to Vinod Gupta on May 27, 2005, which included an analysis of the components of a potential going-private transaction. In a press release dated June 6, 2005, the Company announced a pricing change, which had the effect of substantially reducing discounts offered to list resellers. The Company appears to have taken steps to implement the new pricing policy as early as April 2005, and it was likely known at the time that revenues would be negatively impacted. While a business rationale for the pricing policy change has been proffered to the SLC, the Committee has been unable to obtain an explanation as to why June 6 was chosen as the date for a public announcement of the pricing policy change. In a press release dated June 8, 2005, the Company announced a downward adjustment to its earnings guidance for FY 2005. The downward adjustment was attributed in the press release to weakness in revenue in the Company’s Donnelly Marketing unit and Small Business Group. The Company chose June 8 as the date for a public announcement reportedly because the Company’s Chief Financial Officer was scheduled to attend a Stephens Inc. investor conference the following day. Immediately following the announcement, the Company’s stock fell from $11.94 to $9.85 per share.
The SLC also investigated the circumstances surrounding a June 13, 2005, offer by Vinod Gupta to take the Company private at $11.75 per share. By letter dated June 13, 2005, five days following the June 8 revised earnings guidance, Vinod Gupta transmitted a going-private offer of $11.75 per share, while also stating his intention not to sell his shares or vote in favor of any transaction involving a change in control of the Company. Vinod Gupta’s offer price was lower than the offer price he appears to have been considering in late May at the time of the presentation to him by his investment bankers.
Further, the SLC investigated the circumstances surrounding the independence of a Special Committee formed to evaluate Vinod Gupta’s going-private offer.
The Special Committee was composed of four directors: Martin Kahn (Chair), Charles Stryker, Vasant Raval, and Anshoo Gupta (deceased). After considering other candidates, the Special Committee engaged legal counsel from Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) on or before June 21, 2005, along with financial advisor Lazard Freres & Co. (“Lazard”) on or before July 22, 2005, to advise the Committee in connection with Vinod Gupta’s offer. Both Fried Frank and Lazard made presentations to the Committee and offered advice throughout the Committee’s process. After considering its legal obligations under Delaware law, as well as financial analysis conducted by Lazard, the Committee decided on August 23, 2005 not to accept Vinod Gupta’s offer of $11.75 per share, and instead to present Vinod Gupta with two alternatives. These alternatives – apparently communicated by the Committee’s Chair, Martin Kahn, to Vinod Gupta on August 24, 2005 – were as follows: (1) conduct an auction process with a short list of potential buyers; or (2) negotiate exclusively with Vinod Gupta conditioned on a post-signing market check and his agreement to sell his shares if unwilling to top a superior offer. During the conversation with Kahn, Vinod Gupta withdrew his offer.

Finally, the SLC investigated the circumstances surrounding the dissolution of the Special Committee formed to evaluate Vinod Gupta’s going-private offer at a Board meeting held on August 26, 2005.
On August 25, 2005, the Special Committee announced that Vinod Gupta had withdrawn his offer, but publicly stated its intention to continue seeking strategic alternatives. On August 26, the Board met via telephone to discuss the Special Committee’s findings and next steps in light of Vinod Gupta having withdrawn his offer. After a discordant discussion of the reasons for and against disbanding the Special Committee, the Board, with Vinod Gupta’s participation, voted 5-3-1 to disband the Committee (three of the Committee members – Martin Kahn, Anshoo Gupta and Charles Stryker – voted against dissolution and the other – Vasant Raval – abstained from the vote). Directors Vinod Gupta, George Haddix, Elliott Kaplan, Harold Andersen and Dennis Walker voted to disband.
The SLC has determined that remedial action is appropriate with respect to this issue.
          Trades of OneSource Stock:
The SLC investigated: (1) the timing and details of Vinod Gupta’s trades in shares of OneSource through a trust that he controlled; (2) the timing of Vinod Gupta’s interest in the Company’s acquisition of OneSource in relation to his personal trading activities; and (3) the timing of and circumstances relating to the Board’s knowledge of and actions regarding Vinod Gupta’s personal trading activities in OneSource.
Between October 15, 2003 and October 16, 2003, Vinod Gupta purchased, through a trust that he controlled, 25,000 shares of OneSource stock at per-share prices ranging from $9.69 to $9.77. At some point during that month, Vinod Gupta also learned that OneSource was potentially available for acquisition. After the Company learned that OneSource had received an unsolicited offer to acquire all of its outstanding shares at a price of $8.10 per share, the Board authorized and approved, on February 17, 2004, the acquisition of OneSource pursuant to a tender offer to acquire all outstanding shares at a purchase price of $8.35. After subsequent negotiations and a competing tender offer, the Board approved a tender offer for OneSource stock at between $8.80 and $9.25 per share, at the discretion of Vinod Gupta, on April 6, 2004.
On April 13, 2004, Vinod Gupta sold his 25,000 shares of OneSource at $8.21, for a net loss of approximately $1.50 per share. OneSource announced on April 29, 2004 that it would merge with infoGROUP. The transaction was structured as a tender offer for 100% of OneSource’s outstanding shares of common stock for $8.85 per share.
The SLC has determined that remedial action is appropriate to ensure that the Company’s Code of Business Conduct and Ethics and other related policies are complied with and enforced although no specific remedial action is appropriate with respect to Vinod Gupta’s trades in OneSource.
          Trades of Opinion Research Corporation Stock:
The SLC investigated: (1) the timing and details of Vinod Gupta’s trades in shares of Opinion Research Corporation (“ORC”) through a trust that he controlled; (2) the timing of Vinod Gupta’s interest in the Company’s acquisition of ORC in relation to his personal trading activities; and (3) the timing of and circumstances relating to the Board’s knowledge of and actions regarding Vinod Gupta’s personal trading activities in ORC.
On March 3, 2005, Vinod Gupta discussed ORC on a call with the investment banker who ultimately assisted infoGROUP in acquiring ORC. Between March 4, 2005 and April 11, 2005, Vinod Gupta purchased, through a trust that he controlled, 55,000 shares of ORC stock for an average price of $7.16 per share. On or around April 26, 2005, Vinod Gupta began actively pursuing infoGROUP’s acquisition of ORC. There was insufficient evidence for the SLC to conclude precisely when Vinod Gupta first contemplated that the Company might acquire ORC. After the infoGROUP Board authorized negotiations relating to the acquisition of ORC in June 2005, the Company offered to buy all issued and outstanding shares of ORC common stock at $10.00 per share. At the conclusion of the parties’ negotiations, the Company agreed, on August 4, 2006, to acquire ORC for $12.00 per share.
Between August 7, 2006 and August 9, 2006, Vinod Gupta sold 22,000 shares of his ORC stock for between $11.38 and $11.53 per share. On August 15, 2006, the Company filed a beneficial ownership report (“Form 13D”) with the SEC in connection with the ORC acquisition. The filing disclosed that Vinod Gupta’s trust owned 33,000 shares of ORC stock. There is no evidence that anyone at the Company was aware of Vinod Gupta’s ownership of or trading in ORC stock before August 2006. On September 12, 2006, the Board’s independent directors met in Executive Session to discuss Vinod Gupta’s trading in and ownership of ORC. After an independent review undertaken at the request of the Board’s Nominating & Corporate Governance Committee, the Board provided Vinod Gupta with a letter dated October 20, 2006, stating that Vinod Gupta’s transactions in ORC “did not appear to involve any illegal conduct but were contrary to the Company’s Code of Business Conduct and Ethics.” While Gupta disagreed that his conduct had violated the Company’s Code of Business Conduct and Ethics, he agreed in November 2006 to disgorge the profits he had made on his transactions in ORC stock and to sell his remaining shares of ORC to the Company at his original purchase price.
The SLC has determined that remedial action is appropriate with respect to the costs incurred in connection with the independent review that was undertaken at the request of the Nominating & Corporate Governance Committee. In addition, remedial action is appropriate to ensure that the Company’s Code of Business Conduct and Ethics and other related policies are complied with and enforced.
          Interactions with Analyst:
The SLC investigated Vinod Gupta’s interactions with Kevane Wong, an analyst at JMP Securities, LLC.
Following infoGROUP’s acquisition of ORC, JMP Securities published a report by Wong on August 7, 2006, that described infoGROUP’s acquisition of ORC as “pricey” and “only marginally accretive.” On the morning of August 8, 2006, Wong received a phone call from Vinod Gupta. Vinod Gupta complained that Wong had not done proper research on the acquisition and threatened Wong with an FBI investigation. On August 10, 2006, JMP Securities publicly announced that it had dropped coverage of infoGROUP
The SLC has determined that remedial action is appropriate with respect to this issue;
          WHEREAS, based on its investigation into the matters referenced above, the SLC has determined that, if successful at a trial on the merits, monetary recovery related to these issues could range from approximately $13 million to $20 million;
          WHEREAS, on July 22, 2008, the Company filed a Form 8-K with the SEC in which it described remedial measures approved by the SLC that are intended to address the findings outlined above;
          WHEREAS, on August 8, 2008, the Company filed a Form 10-K with the SEC for the year ended December 31, 2007, and filed a Form 10-Q for the period ended March 31, 2008 and the accompanying financial statements as certified by the Company’s independent auditor;

          WHEREAS, having thoroughly considered the facts and law underlying the Consolidated Derivative Action and related matters, and after weighing the costs and uncertainties of continued litigation against the likelihood of success, the SLC, in the exercise of its business judgment, has determined that: (1) it is in the best interests of the Company and its shareholders for the Consolidated Derivative Action to be fully and finally settled; (2) the Consolidated Derivative Action should be settled in the manner and upon the terms and conditions set forth in this Stipulation; and (3) these terms and conditions are fair, reasonable, and adequate;
          WHEREAS, the Named Shareholder Plaintiffs, having thoroughly considered the facts and law underlying the Consolidated Derivative Action, the substantial findings and remedial measures that the SLC has determined are needed, and after weighing the costs and uncertainties of continued litigation against the likelihood of success, also have determined that it is in the best interests of the Company and its shareholders that: (1) the Consolidated Derivative Action be fully and finally settled; (2) the Consolidated Derivative Action be settled in the manner and upon the terms and conditions set forth in this Stipulation; and (3) that these terms and conditions are fair, reasonable, and adequate;
          WHEREAS, Defendants have denied and continue to deny the allegations of wrongdoing, liability, and/or violations of any laws and/or the existence of any damages asserted in or arising from the Consolidated Derivative Action, but have nevertheless concluded that further litigation in connection with the Consolidated Derivative Action would be protracted, time-consuming, expensive, and distracting, and that it is desirable that the Consolidated Derivative Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation, and that these terms and conditions are fair, reasonable, and adequate;
          WHEREAS, Vinod Gupta believes he has substantial defenses to the claims against him in the Amended Consolidated Complaint including, but not limited to: (a) with respect to claims related to allegedly excessive expenditures, Vinod Gupta believes these expenditures included legitimate business expenses that in certain respects were approved or ratified by the Board in the sound exercise of its business judgment and/or by the independent directors on the Audit Committee and were consistent with the processes that had been established by the Company with the knowledge of the Audit Committee and the Company’s outside auditors; (b) with respect to claims related to payments for corporate air travel, Vinod Gupta believes these challenged transactions included payments approved or ratified by the Board and/or Audit Committee as legitimate business expenses, flights relating to the Clinton family that were legitimate business expenses, and flights that were entirely fair to the Company; (c) with respect to claims related to the American Princess yacht, Vinod Gupta believes these challenged transactions included payments that were approved or ratified by the Board and/or Audit Committee, the yacht was a legitimate business expense contributing tens of millions of dollars of revenue and profitability to the Company, and the rental payments were entirely fair the Company; (d) with respect to claims relating to reimbursement of allegedly excessive credit card expenses, Vinod Gupta believes these challenged transactions included reimbursements paid pursuant to a process that was approved or ratified by the independent directors of the Audit

Committee and the Company’s auditors and payments for reasonable business expenses; (e) with respect to claims relating to payments for residences and automobiles, Vinod Gupta believes these challenged transactions included payments that were approved or ratified by the Board and/or Audit Committee, were entirely fair to the Company, saved it hundreds of thousands of dollars in hotel rooms and rental expenses for executives traveling on business, and were legitimate business expenses; (f) with respect to claims challenging the 2005 Special Committee, Vinod Gupta believes these allegations of wrongdoing are belied by the facts and his belief as to the legitimacy of the creation and dissolution of the Special Committee; (g) with respect to claims relating to the Company’s assumption of the Everest Building mortgage and the payment of related construction and land costs, Vinod Gupta believes these challenged transactions included payments that were reviewed and approved by the Board and/or Audit Committee and were entirely fair to the Company; and (h) with respect to the transactions related to Corporate Avengers LLC, Vinod Gupta believes these transactions were fully disclosed to, vetted, and approved by independent members of the Audit Committee in a valid exercise of their business judgment and were entirely fair to the Company;
          WHEREAS, Elliot Kaplan has said that, solely as an accommodation to the SLC, and in order to effectuate a complete resolution of all claims against him and the remaining Defendants, Elliot Kaplan has offered to voluntarily step down as a director of the Company at the time of the 2009 annual meeting or on June 30, 2009, whichever first occurs, which is one year prior to the completion of his term.  Elliot Kaplan’s offer is contingent upon the Court entering an appropriate order dismissing all claims now pending against the directors and each director receiving a full and complete release and discharge from any and all claims arising from the Consolidated Derivative Action, and does not constitute an admission or acknowledgment of liability in this proceeding;
          WHEREAS, Counsel for the Parties (as hereinafter defined) have engaged in extensive settlement negotiations, including arm’s-length discussions concerning the merits and the weaknesses of the claims and defenses at issue in the Consolidated Derivative Action and the appropriate remedial measures and relief that should be part of a settlement of the Consolidated Derivative Action;
          WHEREAS, the Company and the SLC acknowledge that the Named Shareholder Plaintiffs and Counsel for the Named Shareholder Plaintiffs have adequately represented the interests of the Company and its shareholders in connection with the Consolidated Derivative Action, that the Consolidated Derivative Action raised serious and meritorious claims and that the efforts of the Named Shareholder Plaintiffs were a substantial factor in achieving the benefits of this settlement;
          WHEREAS, on August 20, 2008, the Company and Vinod Gupta agreed that Vinod Gupta would resign immediately as Chief Executive Officer of the Company and continue as a director of the Company on the terms approved by the Company and Vinod Gupta; and
          WHEREAS, on August 20, 2008, the Company filed its Form 10-Q for the period ending June 30, 2008;
          NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Parties (as hereinafter defined) that, pursuant to the procedure set forth in Sections IV and V of this Stipulation, the Consolidated Derivative Action and the Claims (as hereinafter defined) released pursuant to Section III.F of this Stipulation shall be fully and finally compromised, settled and released, and the Consolidated Derivative Action shall be dismissed on the merits, with prejudice, upon and subject to the terms and conditions of this Stipulation, as follows:
I. DEFINITIONS
     A. As used in this Stipulation, the following terms have the meanings specified below:
          1. “Board” means the Board of Directors of infoGROUP Inc.
          2. “Claims” means: (i) any and all causes of action, claims, damages, and awards; (ii) equitable, legal and administrative relief; and/or (iii) interest, demands or rights. “Claims” includes, without limitation, claims for contribution, subrogation, rescission, restitution, attorneys’ fees, costs and/or expenses (except as set forth in this Stipulation), unjust enrichment, and all damages of any kind, including those in excess of actual damages, whether past or present, known or unknown, suspected or unsuspected, and whether based on federal, state or local law, statute, ordinance, regulation, contract, common law, or any other source.
          3. “Corporate Governance Measures” means the corporate governance measures set forth in Exhibit A to this Stipulation.
          4. “Counsel for the Company” means Connolly Bove Lodge & Hutz LLP.
          5. “Counsel for the Director Defendants” means Potter Anderson & Corroon LLP.
          6. “Counsel for the Parties” means Counsel for the Company, Counsel for the Director Defendants, Counsel for the Named Shareholder Plaintiffs (as hereinafter defined), Counsel for the SLC, and Counsel for Vinod Gupta (as hereinafter defined).

          7. “Counsel for the Named Shareholder Plaintiffs” means Taylor & McNew LLP, Prickett, Jones, & Elliott, P.A. and Schiffrin Barroway Topaz & Kessler, LLP.
          8. “Counsel for the SLC” means Covington & Burling LLP and Bouchard, Margules & Friedlander, P.A.
          9. “Counsel for Vinod Gupta” means Abrams & Laster LLP and Kellogg, Huber, Hansen, Todd, Evans & Figel, P.L.L.C.
          10. “Court” means the Court of Chancery of the State of Delaware, in and for New Castle County.
          11. “Current Shareholders” means all individuals or entities who hold of record, or beneficially own, directly or indirectly, common stock of the Company as of the date the Court approves the form and manner of Notice contemplated in this Stipulation.
          12. “Defendants” means Vinod Gupta and the Director Defendants.
          13. “Derivative Final Settlement Date” means the date on which the Judgment (as hereinafter defined) of the Court becomes Final (as hereinafter defined). For the purposes of this Stipulation, “Final” means: (i) if no appeal from the Judgment is taken, the date on which the time for taking such an appeal expires; or (ii) if any appeal is taken, the date on which all appeals, including petitions for rehearing or reargument, petitions for writ of review, and petitions for certiorari or any other form of review, have been finally disposed of (whether through expiration of time to file, denial of any request for review, by affirmance on the merits, or otherwise) in a manner that does not result in any material alteration of the Judgment. Notwithstanding the foregoing, the Court’s ruling or failure to rule on any application for attorneys’ fees, costs and/or expenses, shall not preclude the Judgment from becoming Final.
          14. “Director Defendants” means George F. Haddix, Vasant H. Raval, Bill L. Fairfield, Anshoo S. Gupta (deceased), Elliot S. Kaplan, Martin F. Kahn, Bernard W. Reznicek, Dennis P. Walker, Harold W. Andersen, and Charles W. Stryker.
          15. “Executive Officer” means any person employed by the Company who satisfies the requirements of 17 C.F.R. § 240.3b-7 (2008).
          16. “Independent Directors” means: (i) Robin S. Chandra, Bill L. Fairfield, George H. Krauss, Bernard W. Reznicek, and Clifton T. Weatherford; or (ii) any director who, (a) at any date of determination, qualifies as an “Independent Outside Director” under ISS Classification of Directors - 2008, as set forth in the ISS Governance Services, U.S. Corporate Governance Policy 2008 Updates, as such classification, and the criteria for determining whether a director constitutes an “Independent Outside Director,” may be amended, supplemented, or otherwise modified by ISS Governance Services, (b) is not directly or indirectly recommended or nominated by Vinod Gupta in a formal proxy or otherwise, and (c) is deemed by an independent search firm to be qualified and independent.
          17. “Judgment” means the order and/or judgment of the Court approving the Stipulation and dismissing with prejudice the claims asserted in the Amended Consolidated Complaint.
          18. “Named Shareholder Plaintiffs” means Cardinal, Dolphin, and Robert Bartow.

          19. “Notice” means the legal notice of the terms of the Stipulation to be provided to Current Shareholders by first-class U.S. mail.
          20. “Parties” means the Named Shareholder Plaintiffs, the Company, the SLC, the Defendants, and their respective counsel.
          21. “Releases” means the releases set forth in Section III.F.
          22. “Released Claims” means any and all Claims that have been, could have been, or might hereafter be asserted in the Consolidated Derivative Action, or in any other court action or before any administrative body, tribunal, arbitration panel, or other adjudicatory body that are based upon, arise out of, or relate in any way, directly or indirectly, to: (i) the allegations made in the Consolidated Derivative Action; (ii) the SLC’s investigation of the allegations in the Consolidated Derivative Action; (iii) this Stipulation (including, without limitation, any and all Claims relating to the negotiation and execution of this Stipulation and any matter referred to herein) or the settlement of the Consolidated Derivative Action; and/or (iv) any past acts or past failures to act by the Shareholder Plaintiffs, or any of them, and/or Counsel for the Named Shareholder Plaintiffs, or any of them. Notwithstanding the foregoing, Released Claims shall not mean and does not include: (a) any Claims by the Parties to enforce the terms of this Stipulation; (b) any Claims or defenses that the Company asserts against Released Persons (as hereinafter defined), or any of them as applicable, in connection with (1) enforcement of the provisions of any severance or related compromise agreement between the Company and a Released Person, including, but not limited to, provisions that obligate the Released Person to cooperate with the Company and/or relevant governmental authorities, or (2) subject to Section III.G of this Stipulation, recovery of attorneys’ fees, costs and/or expenses advanced or paid to a Released Person if that Released Person is ultimately determined not to have met the applicable standards for advancement of attorneys’ fees, costs and/or expenses or indemnification under relevant law; (c) any Claims by, or rights of, any person for indemnification or advancement pursuant to section 145 of the Delaware General Corporation Law, the Company’s bylaws and/or Certification of Incorporation, and/or separate agreement; and (d) Claims based upon conduct occurring after the date this Stipulation is executed, including but not limited to, any such Claims for breach of any confidentiality agreements entered into between or among any of the Parties or for violating the protective order entered by the Court in the Consolidated Derivative Action on November 20, 2007, or for future breaches of fiduciary duty, including, but not limited to, breaches relating to salary, benefits or perquisites received by officers of the Company, including the compensation agreements contemplated by Section III.D below.
          23. “Released Persons” means: (i) Defendants and each of their family members, spouses, heirs, estates, trusts, beneficiaries, foundations, corporations, partnerships, joint ventures, limited liability companies, predecessors, successors, assigns, and affiliates, as well as, solely in their capacities as such, executors, administrators, trustees, representatives, contractors, subcontractors, employees, agents, accountants, auditors, bankers, attorneys, and insurers, including any person or entity controlled by, controlling, or under common control with any of them; (ii) the Company and/or each of its parents, divisions, subsidiaries, predecessors, successors, assigns, affiliates, partnerships, and joint ventures, as well as, solely in their capacities as such, Board members, Board committees, officers, directors, employees, agents, contractors, subcontractors, representatives, auditors, accountants, attorneys, insurers, and bankers, including any person or entity controlled by, controlling, or under common control with any of them; and (iii) the SLC and its director members, as well as, solely in their capacities as such, each of the SLC’s agents, contractors, subcontractors, representatives, attorneys, experts, and insurers, including any person or entity controlled by, controlling, or under common control with any of them.
          24. “Shareholder Plaintiffs” means Cardinal, Dolphin, and Robert Bartow, as well as each of their respective family members, spouses, heirs, estates, beneficiaries, trusts, assigns, corporations, joint ventures, limited liability companies, parents, divisions, subsidiaries, predecessors, successors, affiliates, Boards, Board committees, officers, directors, partnerships, partners, limited partners, investors, clients and customers, as well as, solely in the capacities as such, director nominees, trustees, executors, administrators, employees, agents, representatives, contractors, subcontractors, attorneys, insurers, intermediaries, auditors, accountants, bankers, and experts, including any person or entity controlled by, controlling, or under common control with any of them.
          25. “Settlement Hearing” means a hearing required under Rule 23.1 of the Rules of the Court of Chancery of the State of Delaware, at or after which the Court will make a decision regarding whether to approve this Stipulation as fair, reasonable, and adequate, and in the best interests of the Company and its shareholders.
     B. Capitalized terms used in this Stipulation but not defined above shall have the meanings ascribed to them in this Stipulation.

II. THE PARTIES’ POSITIONS
     A. While the Named Shareholder Plaintiffs believe that the claims asserted in the Amended Consolidated Complaint have merit based on the section 220 actions, the discovery taken in the Consolidated Derivative Action, and the findings and determinations of the SLC, they also recognize and acknowledge the following: (i) the expense and length of continued proceedings necessary to prosecute the Consolidated Derivative Action; (ii) the independence of the SLC, the comprehensive nature of the SLC’s investigation, and the good-faith exercise of the SLC’s business judgment that the claims asserted in the Amended Consolidated Complaint should be resolved in the manner and upon the terms set forth in this Stipulation; (iii) the uncertainty and risk inherent in litigation, the problems of proof, and the potential existence of valid defenses to the claims asserted in the Amended Consolidated Complaint; and (iv) the substantial benefits provided by this settlement.
     B. The SLC, in the exercise of its business judgment, has determined that it is in the best interests of the Company and its shareholders that the Consolidated Derivative Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation, and that these terms and conditions are fair, reasonable, and adequate. The SLC has reached this conclusion only after a comprehensive consideration of the pertinent factual and legal issues surrounding the allegations made in the Amended Consolidated Complaint, and only after an extensive investigation that spanned more than five months. In addition, the SLC’s determinations were informed by various prudential considerations, including the costs (financial and otherwise) of litigation, the uncertainty and risk inherent in any litigation, the potential disparity between the costs associated with continued litigation and a potential recovery sufficient to justify these costs, and the possibility that continued litigation would threaten harm to the Company’s reputation and distract the Company’s Board and senior management from managing the affairs and operations of the Company.
     C. Vinod Gupta believes he has substantial defenses to the claims against him in the Amended Consolidated Complaint, based on his belief that the challenged transactions were legitimate business activities approved or ratified by the Board, independent directors or Audit Committee in the sound exercise of their business judgment, and/or were entirely fair to the Company.
     D. While the Defendants believe that the claims asserted in the Amended Consolidated Complaint do not have merit, they also recognize and acknowledge the following: (i) the expense and length of continued proceedings necessary to prosecute the Consolidated Derivative Action; (ii) the comprehensive nature of the SLC’s investigation and the good-faith exercise of the SLC’s business judgment that the claims asserted in the Amended Consolidated Complaint should be resolved; and (iii) the uncertainty and risk inherent in litigation.
III. TERMS OF SETTLEMENT
     A. Corporate Governance Measures:
          1. The Independent Directors or, as directed by the Independent Directors, Board committees or others, shall, as soon as practicable, take such steps as are necessary to ensure the adoption and implementation of the Corporate Governance Measures described in Exhibit A to this Stipulation. The Company believes that the Corporate Governance Measures, which are intended to address the SLC’s findings as set forth above, can be implemented in a manner consistent with applicable laws, the Company’s certificate of incorporation, the Company’s bylaws, and the Company’s policies, standards, procedures, and guidelines.
          2. The Corporate Governance Measures shall continue in effect, and may not be repealed, changed, amended, modified, or otherwise altered for a period through and including December 31, 2013, provided, however, that nothing herein shall preclude any Party from seeking to modify the Corporate Governance Measures described in Exhibit A to this Stipulation by motion under Rule 60(b)(6) of the Rules of the Court of Chancery of the State of Delaware for cause shown; except that the Corporate Governance Measures may be terminated upon: (i) a successful attempt to take the Company private through a transaction in which the only equity holders in the Company, upon completion of the transaction, are affiliates of the Company, or are parties to the transaction agreements with such affiliates; or (ii) the successful completion of an all-shares acquisition by persons or entities unaffiliated with Vinod Gupta and/or infoGROUP, whether for stock, cash, or other consideration.
          3. Except as provided in Section III.A.2 of this Stipulation, Vinod Gupta expressly agrees that: (i) he will not take any direct or indirect action to repeal, change, amend, modify, or otherwise alter the Corporate Governance Measures adopted and implemented in Exhibit A to this Stipulation for a period through and including December 31, 2013; (ii) failure to comply with this Section III.A shall constitute a breach of this Stipulation; and (iii) breach of this Section III.A shall subject the Company and its shareholders to irreparable harm for which the Company and its shareholders could not be adequately compensated in an action at law, and, therefore, in order to prevent any breach or continuing breach of this Section III.A, Vinod Gupta expressly agrees in connection therewith to be subject to injunctive relief, specific performance, and any and all other forms of equitable relief, as determined by the Court, without any requirement of a bond or other security.
          4. The Company’s Independent Directors shall have responsibility for the interpretation and implementation of the Corporate Governance Measures and shall have sole authority to determine such persons as they choose to aid them in that responsibility.
     B. Payment:
          1. Subject to Section III.B.2 of this Stipulation, Vinod Gupta shall pay the Company the sum of Nine Million U.S. Dollars ($9,000,000.00) in immediately available funds (“the Settlement Payment”) according to the following schedule: (i) the sum of Two Million, Two Hundred Thousand U.S. Dollars ($2,200,000.00) shall be paid no later than sixty (60) days after the entry of the Judgment by the Court (the “Initial Payment”); (ii) the sum of Two Million, Two Hundred Thousand U.S. Dollars ($2,200,000.00) shall be paid no later than one year from the date of the Initial Payment; (iii) the sum of Two Million, Two Hundred Thousand U.S. Dollars ($2,200,000.00) shall be paid no later than two years from the date of the Initial Payment; (iv) the sum of One Million, Two Hundred Thousand U.S. Dollars ($1,200,000.00) shall be paid no later than three years from the date of the Initial Payment; and (v) the sum of One Million, Two Hundred Thousand U.S. Dollars ($1,200,000.00) shall be paid no later than four years from the date of the Initial Payment. This obligation shall be irrevocable and not subject to waiver, forgiveness or extension. No later than fourteen (14) days from the date this Stipulation is executed, Vinod Gupta shall execute a note evidencing this obligation (the “Note”), which shall become Exhibit E to this Stipulation. The Note shall be held in escrow pending the Derivative Final Settlement Date, at which time the Note shall be released to the Company.

          2. Solely in the event that the Judgment does not become Final, the Company shall return to Vinod Gupta, within ten (10) business days from the date the Company receives written notice from Vinod Gupta so requesting: (i) repayment of all amounts paid by Vinod Gupta under Section III.B.1 of this Stipulation; and (ii) the return of the executed copy of the Note.
     C. Voting and Standstill Agreements:
          1. Vinod Gupta and the Company shall enter into a voting agreement substantially in the form of Exhibit B (the “Voting Agreement”) attached hereto no later than five (5) days from the date this Stipulation is executed.
          2. Vinod Gupta and the Company have entered into an amendment, attached hereto as Exhibit C, to extend the original standstill agreement, executed on July 21, 2006, as amended on July 28, 2007, for a period through and including July 21, 2009 (the “Second Amended Standstill Agreement”).
          3. Vinod Gupta expressly agrees that, if either the Voting Agreement or the Second Amended Standstill Agreement is breached, the Company and its shareholders will have suffered irreparable harm for which the Company and its shareholders cannot be adequately compensated in an action at law. In order to prevent any breach or continuing breach of the Voting Agreement and/or the Second Amended Standstill Agreement, Vinod Gupta expressly agrees in connection therewith to be subject to injunctive relief, specific performance, and any and all other forms of equitable relief, as determined by the Court, without any requirement of a bond or other security.
     D. Chief Executive Officer Resignation and Severance Agreement:
          1. The Board and Vinod Gupta have determined that, upon execution of this Stipulation, Vinod Gupta shall tender his resignation as Chief Executive Officer of the Company (the “Gupta Resignation Letter”), effective immediately. The Gupta Resignation Letter shall become Exhibit K to this Stipulation.
          2. The Board and Vinod Gupta have determined that the Company and Vinod Gupta shall exchange and execute a severance agreement, attached hereto as Exhibit L to this Stipulation, contemporaneously with the execution of this Stipulation.
     E. Changes in Board Composition:
          1. Defendants Haddix and Raval shall tender their resignation from the Board (the “Resignation Letters”) no later than five (5) days from the date this Stipulation is executed, and such resignations shall become effective upon the Derivative Final Settlement Date. The Resignation Letters shall become Exhibit F to this Stipulation.
          2. Defendant Kaplan shall voluntarily step down as a director of the Company at the time of the 2009 annual meeting of shareholders or on June 30, 2009, whichever first occurs.
     F. Releases:
          1. Upon the Derivative Final Settlement Date, the Named Shareholder Plaintiffs, individually and derivatively on behalf of infoGROUP, the Company, the SLC (and those that the Named Shareholder Plaintiffs, the Company, and/or the SLC have the right and power to bind), and all infoGROUP shareholders, derivatively on behalf of the Company, shall, by operation of the Judgment and to the fullest extent allowed by law, release and be deemed to release and forever discharge the Released Claims against the Released Persons, or any of them as applicable, and shall covenant and be deemed to covenant not to sue the Released Persons, or any of them as applicable, with regard to any Released Claims, and shall forever be enjoined from asserting any Released Claims.
          2. Upon the Derivative Final Settlement Date, the Defendants (and those that the Defendants, or any of them, have the right and power to bind), shall, by operation of the Judgment and to the fullest extent allowed by law, release and be deemed to release and forever discharge the Released Claims against the Released Persons, or any of them as applicable, and shall covenant and be deemed to covenant not to sue the Released Persons, or any of them as applicable, with regard to any Released Claims, and shall forever be enjoined from asserting any Released Claims.
          3. Upon the Derivative Final Settlement Date, the Company, the SLC, the Defendants (and those that the Company, the SLC, and/or the Defendants have the right and power to bind), shall, by operation of the Judgment and to the fullest extent allowed by law, release and be deemed to release and forever discharge Shareholder Plaintiffs and Counsel for the Named Shareholder Plaintiffs from any and all Released Claims, and shall covenant and be deemed to covenant not to sue the Shareholder Plaintiffs and Counsel for the Named Shareholder Plaintiffs, or any of them, with regard to any Released Claims, and shall forever be enjoined from asserting any Released Claims.

          4. Notwithstanding the foregoing Sections III.F.1-3, in the event that any person or entity receiving a release under Section III.F of this Stipulation proceeds, with respect to a Released Claim, adversely to any person or entity providing a release under said Section III.F, such release shall be null and void and of no further force or effect.
          5. The Named Shareholder Plaintiffs, the Company, Defendants, and the SLC expressly acknowledge, and all Company shareholders shall be deemed to acknowledge, that he, she, they, or it has been advised by his, her, their, or its attorney concerning, and/or is familiar with, the provisions of California Civil Code section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
          6. The Named Shareholder Plaintiffs, the Company, Defendants, and the SLC expressly acknowledge, and all Company shareholders shall be deemed to acknowledge: (i) that he, she, they, or it may hereafter discover facts in addition to those that he, she, they, or it now knows or believes to be true with respect to the Consolidated Derivative Action and the Released Claims; and (ii) that he, she, they, or it may have sustained damages, losses, fees, costs and/or expenses that are presently unknown and unsuspected, and that such damages, losses, fees, costs and/or expenses as the Named Shareholder Plaintiffs, the Company, Defendants, the SLC, and any Company shareholder may have sustained might give rise to additional damages, losses, fees, costs and/or expenses in the future. Nevertheless, the Named Shareholder Plaintiffs, the Company, Defendants, and the SLC expressly acknowledge, and all

Company shareholders shall be deemed to acknowledge, that this Stipulation has been negotiated and agreed upon in light of such possible unknown facts and such possible damages, losses, fees, costs and/or expenses, and each expressly waives, or shall be deemed to have waived, any and all rights under California Civil Code section 1542 and under any other federal or state statute or law of similar effect. The Named Shareholder Plaintiffs, the Company, Defendants, and the SLC expressly acknowledge, and all Company shareholders shall be deemed to acknowledge, that this waiver was separately bargained for and is a material term of this Stipulation.
     G. Dismissal of Derivative Action:
          The Consolidated Derivative Action shall be dismissed in its entirety and with prejudice, consistent with the procedure set forth in Sections IV and V below, with the Named Shareholder Plaintiffs, the Company, the SLC, and Defendants each to bear their own fees, costs and expenses, except as expressly provided: (i) in this Stipulation; or (ii) with respect to Defendants, by separate agreement or other obligation pertaining either to the advancement of fees, costs and/or expenses, or indemnification. The Company hereby agrees that it shall not exercise any right that it may have under section 145 of the Delaware General Corporation Law to recoup any monies advanced to any Defendant in connection with the Consolidated Derivative Action, the Cardinal Action, the Dolphin Action, or demands made under section 220 of the Delaware General Corporation Law by Cardinal (on September 2, 2005) or Dolphin (on September 19, 2005).

IV. SETTLEMENT APPROVAL PROCEDURE
     On or before September 5, 2008, Counsel for the Parties shall submit to the Court:
     A. This Stipulation of Settlement;
     B. A proposed scheduling order pursuant to Rule 23.1 of the Rules of the Court of Chancery of the State of Delaware (the “Scheduling Order”), which shall become Exhibit G to this Stipulation. The Scheduling Order shall include provisions that request the Court to enter an order that, among other things:
          1. schedules a settlement hearing (the “Settlement Hearing”) on a date as the Court may direct to determine whether the Court should approve the Stipulation of Settlement pursuant to Rule 23.1 of the Rules of the Court of Chancery of the State of Delaware as fair, reasonable, adequate, and in the best interests of the Company and its shareholders;
          2. finds that the Stipulation is sufficient to warrant notice to Current Shareholders, approves the form and manner of the proposed Notice to Current Shareholders, directs the Company to cause the Notice to be sent no later than forty-five (45) calendar days before the Settlement Hearing to Current Shareholders by first-class U.S. mail, determines that the form and manner of notice to Current Shareholders constitutes the best practicable notice and satisfies the requirements of all applicable laws, and requires the SLC to file proof of the dissemination of the Notice at or before the Settlement Hearing;
          3. approves a procedure requiring that each Current Shareholder who wishes to object to the terms, conditions, or provisions of this Stipulation, and/or to the award, or the amount of an award of attorneys’ fees, costs, and/or expenses, if any, to Counsel for the Named

Shareholder Plaintiffs, to furnish proof of his or her standing to object, and, as specified in the Notice, to deliver to Counsel for the Parties and file with the Court, no later than ten (10) calendar days before the Settlement Hearing, or at such other time as the Court may direct, an objection setting forth the specific reasons why the Current Shareholder is objecting to the terms, conditions, or provisions of this Stipulation and/or to the award or the amount of the award of attorneys’ fees, costs and/or expenses to Counsel for the Named Shareholder Plaintiffs, and to include any legal support the Current Shareholder wishes to bring to the Court’s attention and any evidence the Current Shareholder wishes to introduce in support of the objection, or be forever barred from separately objecting;
          4. directs Counsel for the Parties to promptly furnish each other with copies of any and all objections, or other shareholder correspondence related to this Stipulation, that might come into their possession;
          5. requires that all briefs in support of the approval of the Stipulation be filed and served no later than seven (7) calendar days before the Settlement Hearing;
          6. bars the Named Shareholder Plaintiffs, the Defendants, and their respective counsel from objecting to the Stipulation or any attachment thereto at the Settlement Hearing or otherwise, and from filing an appeal from, or otherwise seeking review of, the Judgment, except as required by law, provided, however, that this Paragraph shall not apply to any application for, or award of, attorneys’ fees, costs and/or expenses to Counsel for the Named Shareholder Plaintiffs;
          7. preliminarily enjoins the Named Shareholder Plaintiffs, the Defendants, the Company itself, the SLC, and all Company shareholders from filing, commencing, or prosecuting any other lawsuit in any jurisdiction, against the Released Persons or the Shareholder Plaintiffs, or any of them as applicable, with respect to any Released Claims, pending the entry of Judgment; and
          8. contains any additional provisions that might be necessary to implement and administer the terms of this Stipulation.
     C. A Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing, and Right to Appear, which shall become Exhibit H to this Stipulation. The Notice shall:
          1. contain a statement of the background of the Consolidated Derivative Action;
          2. generally describe the provisions set forth in Section III of this Stipulation;
          3. generally describe the award of attorneys’ fees, costs, and/or expenses, if any, contemplated by Section VII of this Stipulation;
          4. state that the approval of this Stipulation, along with any award of attorneys’ fees, costs, and/or expenses, and any amount thereof, to Counsel for the Named Shareholder Plaintiffs, is subject to the Court’s approval;
          5. inform Current Shareholders of the dates of all relevant hearings and of Current Shareholders’ right to object to the Stipulation and any award, if any, of attorneys’ fees, costs, and/or expenses to Counsel for the Named Shareholder Plaintiffs;
          6. otherwise conform to the requirements of applicable law and be presented in a manner and form agreed upon by the Parties and approved by the Court.

V.	JUDGMENT APPROVING STIPULATION AND DISMISSING THE CONSOLIDATED DERIVATIVE ACTION
          Before September 5, 2008, the Parties shall agree upon a proposed Judgment approving the Stipulation of Settlement and dismissing with prejudice the Consolidated Derivative Action, which shall become Exhibit I to this Stipulation. The Parties shall obtain a Judgment from the Court substantially in the form agreed to by the Parties. The Judgment shall, among other things:
     A. find that the Named Shareholder Plaintiffs in the Consolidated Derivative Action, or any of them, have held stock in the Company continuously since the time of the conduct complained of in the Consolidated Derivative Action and otherwise have standing to prosecute the Consolidated Derivative Action;
     B. find that the Named Shareholder Plaintiffs in the Consolidated Derivative Action, or any of them, are adequate representatives of all shareholders of the Company;
     C. find that the Court has jurisdiction to approve the Stipulation;
     D. approve the Stipulation as fair, reasonable, adequate, and consistent and in compliance with all applicable legal requirements and in the best interests of the Company and its shareholders;
     E. direct the Parties to implement and consummate the Stipulation according to its terms and conditions;
     F. declare that this Stipulation is binding on the Parties and all Company shareholders, and that, as to all Claims that have been released pursuant to Section III.F of this Stipulation and to the fullest extent allowed by law, the Judgment shall have preclusive effect in all pending and future lawsuits or other proceedings maintained by or on behalf of the Parties or Company shareholders;
     G. find that the form and manner of notice to Current Shareholders constituted the best practicable notice and satisfied the requirements of all applicable laws;
     H. dismiss the Consolidated Derivative Action as to the Company and Defendants on the merits and with prejudice, without fees, costs, and expenses, if any, to any Party; except that fees, costs, and expenses may be paid as provided: (i) in this Stipulation; or (ii) with respect to Defendants, by separate agreement or other obligation pertaining to the advancement of fees, costs and/or expenses or to indemnification;
     I. incorporate the Releases set forth above in Section III.F, make the Releases effective as of the applicable dates set forth therein, and, by operation of the Releases, forever discharge the beneficiaries of those Releases;
     J. permanently bar and enjoin the Named Shareholder Plaintiffs, the Defendants, the Company itself, the SLC, and all Company shareholders, from filing, commencing or prosecuting any other lawsuit in any jurisdiction, against the Released Persons or the Shareholder Plaintiffs, or any of them as applicable, with respect to any Released Claims;
     K. authorize the Parties, without further approval from the Court, to agree to adopt such amendments, modifications and expansions of this Stipulation that are consistent with the Judgment and the Stipulation and that do not limit the rights of the Named Shareholder Plaintiffs, the Defendants, the Company, the SLC, or the Company’s shareholders under the Stipulation;
     L. provide that no proceedings or court order with respect to any award, if any, of attorneys’ fees, costs and/or expenses to Counsel for the Named Shareholder Plaintiffs shall in any way disturb or affect the Judgment (including precluding the Judgment from being Final or otherwise being entitled to preclusive effect), and that any such proceedings or court order shall be considered separate from the Judgment.
VI. NOTICE
     A. No later than forty-five (45) calendar days before the Settlement Hearing, the Company shall cause the Notice to be sent by first-class U.S. mail to Current Shareholders.
     B. The costs of such notice shall be paid by the Company.
VII. ATTORNEYS’ FEES
     A. Counsel for the Named Shareholder Plaintiffs shall apply for an award of attorneys’ fees. The amount of attorneys’ fees awarded by the Court, if any, shall be paid by the Company. Nothing in this Paragraph shall prevent the SLC, or Counsel for the SLC, from contesting any such application.
     B. This Stipulation, the settlement of the Consolidated Derivative Action, the entry of Judgment, and whether the Judgment can become Final are not conditioned upon the approval of an award of attorneys’ fees, costs and/or expenses, either at all or in any particular amount, by the Court. In the event that attorneys’ fees are not awarded by the Court, or awarded in a manner that is unsatisfactory to any of the Parties, this Stipulation nevertheless shall remain in force, including, without limitation, the obligations imposed in Section III.
VIII. TERMINATION
     A. In the event that: (i) the Judgment is not entered by the Court; or (ii) the Judgment does not become Final, this Stipulation shall be terminated and shall become null and void and of no force and effect, unless otherwise agreed to in writing by the Parties.

     B. In the event of termination under Section VIII.A, this Stipulation, shall not be admissible for any purpose in any proceeding in any court or tribunal. In the event of such termination, all proceedings in the Consolidated Derivative Action will revert to their status as of the day before the date upon which this Stipulation is executed by Counsel for the Parties, and no materials created by or received from another Party that were used in, obtained during, or related to settlement discussions shall be admissible for any purpose in any court or tribunal or used, absent consent from the disclosing Party, in any other capacity. Nothing in this Section VIII shall limit the rights of the Parties to appropriate discovery.
IX. NO ADMISSION OF LIABILITY
          It is expressly understood and agreed that neither this Stipulation nor any act or omission in connection therewith, is intended or shall be deemed or argued to be evidence or to constitute an admission by: (a)(i) the Defendants, or any of them; (ii) the SLC; or (iii) the Company, as to the validity of any claims, defenses, other issues raised, or which might be or might have been raised, in the Consolidated Derivative Action or in any other action, or to be evidence of or constitute an admission of any wrongdoing or liability by any of them, and each of them expressly denies any such wrongdoing or liability; or (b) the Named Shareholder Plaintiffs of the infirmity of any claim or the validity of any defense.
X. MISCELLANEOUS PROVISIONS
     A. The exhibits to this Stipulation (the “Exhibits”) are material and integral parts hereof and are fully incorporated herein by reference.
     B. The Parties agree that in the event of any breach of this Stipulation, all of the Parties’ rights and remedies at law, equity or otherwise, are expressly reserved.

     C. The Stipulation may be executed in one or more counterparts, each of which shall be deemed an original and, when taken together with the other signed counterparts, shall constitute one and the same instrument. Facsimile or PDF signatures shall constitute valid evidence of execution. The Stipulation shall be deemed to be executed as of the date that all Counsel for the Parties have executed a counterpart, even though no single counterpart is executed by all Counsel for the Parties.
     D. This Stipulation and the Exhibits attached hereto constitute the entire agreement among the Parties and no representations, warranties, or inducements have been made to any Party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents.
     E. Each Party acknowledges that he, she, they, or it have been advised by counsel in connection with this Stipulation.
     F. In the event that any dispute arises among or between the Parties regarding the interpretation of this Stipulation, or any provision thereof, the Parties acknowledge and agree that all of the Parties shall be deemed collectively to be the drafting party and any rule of construction pursuant to which ambiguities are to be construed against the drafting party shall not be applicable.
     G. Waiver by any Party of any breach of this Stipulation by any other Party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation, and failure by any Party to assert any claim for breach of this Stipulation shall not be deemed to be a waiver as to that or any other breach and will not preclude any Party from seeking to remedy a breach and enforce the terms of this Stipulation.

     H. Each counsel or other person executing the Stipulation on behalf of any Party hereto warrants that he or she has the full authority to do so.
     I. The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties.
     J. This Stipulation shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles. Any action relating to this Stipulation will be filed exclusively in the Court. Each Party: (i) consents to personal jurisdiction in any such action (but no other action) brought in the Court; (ii) consents to service of process by registered mail upon such Party and/or such Party’s agent; (iii) waives any objection to venue in the Court and any claim that Delaware or the Court is an inconvenient forum; and (iv) waives any right to demand a jury trial as to any such action.
     K. In addition to the actions specifically provided for in this Stipulation, the Parties will use their best efforts from the date hereof to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations or agreements, to consummate and make effective this Stipulation. The Parties and their attorneys agree to cooperate fully with one another in seeking the Court’s approval of this Stipulation and to use their best efforts to effect the consummation of this Stipulation. Without further order of the Court, the Parties may agree to reasonable extensions of time not expressly set by the Court in order to carry out any of the provisions of this Stipulation.
     L. Each Party hereto represents and warrants that he, she or it is the legal owner of all rights and claims attributable to he, she or it that are the subject matter of this Stipulation and that there has been no assignment, hypothecation or transfer by operation of law or otherwise of any such rights and claims.
     M. The parties agree to the issuance of a joint press release, which shall become Exhibit J to this Stipulation.

Dated: August 20, 2008	/s/ Joel Friedlander

Counsel for the Special Litigation Committee of the Board of Directors of infoGROUP Inc.

Andre G. Bouchard (#2504)
Joel Friedlander (#3163)
BOUCHARD MARGULES & FRIEDLANDER, P.A.
222 Delaware Avenue, Suite 1400
Wilmington, DE 19801
(302) 573-3500

Of Counsel

Bruce A. Baird
Elaine W. Stone
David B. Bayless
COVINGTON & BURLING LLP
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2401
(202) 662-6000

Dated: August 20, 2008	/s/ Collins J. Seitz, Jr.

Counsel for Nominal Defendant infoGROUP Inc.

Collins J. Seitz, Jr. (#2237)
Kevin F. Brady (#2248)
Ryan P. Newell (#4744)
CONNOLLY BOVE LODGE & HUTZ LLP
1007 North Orange Street
Wilmington, DE 19801
(302) 658-9141

Dated: August 20, 2008	/s/ Elizabeth M. McGeever

Counsel for the Named Shareholder Plaintiffs

Elizabeth M. McGeever (#2057)
Laina M. Herbert (#4717)
PRICKETT, JONES & ELLIOTT, P.A.
1310 N. King Street, P.O. Box 1328
Wilmington, DE 19899-1328
(302) 888-6500

Dated: August 20, 2008	/s/ R. Bruce McNew

Counsel for the Named Shareholder Plaintiffs

R. Bruce McNew (#967)
TAYLOR & MCNEW LLP
2710 Centerville Road, Suite 210
Wilmington, DE 19802
(302) 655-9200

Dated: August 20, 2008	/s/ Vinod Gupta

Defendant Vinod Gupta

/s/ Kevin G. Abrams

Counsel for Defendant Vinod Gupta

Kevin G. Abrams (#2375)
A. Thompson Bayliss (#4379)
John M. Seaman (#3868)
ABRAMS & LASTER LLP
20 Montchanin Road, Suite 200
Wilmington, DE 19807
(302) 778-1000

Of Counsel

Mark C. Hansen
David L. Schwarz
Kevin B. Huff
Kellogg, Huber, Hansen, Todd, Evans & Figel, P.L.L.C.
Sumner Square
1615 M Street, N.W.
Suite 400
Washington, DC 20036
(202) 326-7900

Dated: August 20, 2008	/s/ Arthur L. Dent

Counsel for Defendants George F. Haddix, Vasant H. Raval, Bill L. Fairfield, Anshoo S. Gupta, Elliot S. Kaplan, Martin F. Kahn, Bernard W. Reznicek, Dennis P. Walker, Harold W. Andersen, and Charles W. Stryker

Donald J. Wolfe, Jr. (#285)
Arthur L. Dent (#2491)
Brian C. Ralston (#3770)
POTTER ANDERSON & CORROON LLP
Hercules Plaza, 6th Floor
1313 North Market Street
P.O. Box 951
Wilmington, DE 19801
(302) 984-6000

EXHIBIT A
Corporate Governance Measures
The following Corporate Governance Measures (as defined in the Stipulation) will be implemented as soon as practicable:
I.	Enhanced Corporate Controls
A.	The Independent Directors (as defined in the Stipulation) shall retain an individual with the title “Executive Vice President for Business Conduct and General Counsel,” who will:
1.	Report directly to the Chairman of the Board under terms and conditions of employment determined exclusively by the Independent Directors;

2.	Supervise all legal and compliance functions and have responsibility for coordinating with internal auditors regarding the review of related-party transactions;

3.	Develop and administer business conduct and ethics policies for the Company (e.g., insider trading, conflicts of interest, related-party transactions), and monitor compliance with such policies including reviewing trading records as necessary and monitoring compliance with the Company’s Code of Business Conduct and Ethics;

4.	Approve certain expense reimbursement requests at or above specified dollar amounts, as determined by the Independent Directors; and

5.	Serve on the Company’s Disclosure Committee.
B.	All Company reimbursements for expenses shall be subject to uniform, Company-wide policies and procedures.

C.	The Independent Directors shall cause to be put in place and approve a “delegation of authority” protocol delineating the authority that different officers shall have regarding the size of transactions they can enter into on behalf of infoGROUP. The protocol shall require the sale of the Company’s yacht and prohibit the ownership or lease of yachts. It shall also require that the Executive Vice President for Business Conduct and General Counsel approve and report to the Audit Committee the following:
1.	Consulting contracts at or above specified dollar amounts, as determined by the Independent Directors;

2.	Charitable contributions over a specified per-gift or aggregate annual amount;

3.	The purchase or lease of aircraft (whole or partial interests) or motor vehicles (not including conventional car rentals); but in no event shall the Company pay expenditures incurred by the CEO in connection with more than two (2) motor vehicles owned by the CEO at any given time;

4.	Mortgage or rental payments on offices, homes, apartments, or any other real property not used exclusively for business purposes; but in no event shall the Company pay work-related expenditures incurred by the CEO in connection with more than two (2) homes, apartments, or any other real property owned by the CEO at any given time; and

5.	Club membership fees; but in no event shall the Company pay for more than two (2) club memberships for the CEO at any given time.
D.	Family members of the CEO or directors of the Company shall be prohibited from serving as directors, officers or employees of, or as consultants to, the Company. Pre-approval by the Executive Vice President for Business Conduct and General Counsel, the Board or the Audit Committee shall be required before family members of other officers of the Company may serve as a directors, officers, or employees of, or as consultants to, the Company. Any such pre-approval shall be promptly reported to the Audit Committee.

E.	The Independent Directors shall cause to be put in place and approve a business expense policy applicable to all Company employees that shall prohibit any reimbursement for non-business expenditures. The policy shall prohibit the reimbursement of any expense that is not authorized under the Company’s business expense policy. The policy shall also give clear guidance as to determining what is and what is not a proper business expenditure. In this regard, the business expense policy shall:
1.	Prohibit the use of Company resources, including corporate credit cards, for personal travel or entertainment expenses;

2.	Prohibit the personal use of yachts or jets at Company expense; and

3.	Require restitution of any expenditure later deemed personal and include a compensation hold-back feature to ensure that restitution is made when necessary.
F.	The Independent Directors shall cause to be put in place and approve detailed policies governing all employees regarding perquisites. The policy shall prohibit home-office allowances.

G.	The Independent Directors shall cause to be put in place and approve a related-party transaction policy that shall, among other things:
1.	Require pre-approval by the disinterested members of the Audit Committee or, if necessary to reach a decision, the disinterested,

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Independent Directors, for all transactions involving the Company and:
a)	A director or executive officer (or family member of such person);

b)	A stockholder owning more than 5% of any class of Company voting securities; or

c)	An entity in which a related party is an executive officer or owns beneficially more than 10% of the outstanding voting securities, involving amounts in excess of $120,000;
2.	Eliminate the current exception permitting management to enter into related-party transactions when “circumstances require,” subject to later ratification;

3.	Require the Audit Committee to make a finding, as a condition to its pre-approval of a covered related-party transaction, that the transaction has a legitimate business purpose;

4.	Require the Audit Committee to make a finding, as a condition to its pre-approval of a covered related-party transaction (other than a charitable contribution), that either the transaction’s terms were determined through a competitive bidding process or the transaction is on terms no less favorable than those generally available to unaffiliated third-parties under the same or similar circumstances;

5.	Require Audit Committee pre-approval of any related-party transaction that would result in the aggregate amount of transactions for that related party exceeding $120,000 in a fiscal year and for all additional related-party transactions for the remainder of the fiscal year and condition such pre-approval on the findings required by (3) and (4), above, with respect to covered related-party transactions;

6.	Require pre-approval of any proposed related-party transaction by the Executive Vice President for Business Conduct and General Counsel (or, in appropriate circumstances, his delegee) in circumstances where Audit Committee findings and pre-approval are not required; and

7.	Institute procedures for monitoring the interests of related parties (e.g., use of D&O questionnaires) that are subject to transactions with the Company on a regular basis, including requiring all officers and directors of the Company to provide the Company with a complete list of any affiliated entities that have a relationship with the Company and the nature of such relationship.

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II.	Board and Officer Changes
A.	The CEO and Chairman of the Board positions shall be separated.

B.	Vinod Gupta shall be replaced as Chairman of the Board.

C.	Vinod Gupta shall resign as CEO of the Company, and Bill Fairfield shall replace Vinod Gupta as CEO of the Company.

D.	Directors George Haddix and Vasant Raval shall resign from the Board. The directors who will replace George Haddix and Vasant Raval shall meet the definition of “Independent Directors,” as defined in the Stipulation.

E.	Director Elliot Kaplan shall voluntarily step down from the Board. The director who replaces Elliot Kaplan shall meet the definition of an “Independent Director,” as defined in the Stipulation.

F.	Directors George Haddix and Vasant Raval shall be removed from all Board committees.

G.	The current CFO shall be replaced, and a new CFO shall be hired by the CEO, subject to the approval of the Audit Committee. The termination and/or replacement of the new CFO (or his/her successor) shall require the concurrence of the Audit Committee.

H.	The Independent Directors will meet separately at least four times a year, and the minutes of those meetings will be circulated to the entire Board in advance of the next Board meeting.

I.	A mandatory director and executive officer training program addressing fiduciary duties shall be instituted. The program shall include:
1.	An orientation program for new directors;

2.	Internal corporate governance tutorials to be conducted by outside experts selected by the Independent Directors; and

3.	Continuing corporate governance education.
III.	Changes to infoGROUP Compensation of Executive Officers and Directors
A.	The Independent Directors shall be required to approve all equity grants by a majority vote of the disinterested Independent Directors.

B.	The Compensation Committee shall utilize an independent compensation consultant to advise on compensation matters.

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IV.	Stock Option Plan
A.	All future equity grants will be approved by a majority vote of the disinterested independent directors of the Board. Further, the Company’s 2007 Omnibus Incentive Plan will be amended to clarify the number of shares available to be granted pursuant to the plan, and the amendment of the plan will be submitted to a stockholder vote for ratification.
V.	Investor Relations and Corporate Communications
A.	The Company shall hire an experienced investor-relations officer, who shall report to the CFO, in order to improve and coordinate communications with shareholders, investors, analysts, and the media.

B.	The Audit Committee shall cause to be put in place and approve a “best practices” guide regarding disclosure controls and procedures.
VI.	Miscellaneous
A.	All policies developed pursuant to the above measures shall be posted on the Company’s Web site.

B.	The Executive Vice President for Business Conduct and General Counsel shall have the rank of executive officer.

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